EXHIBIT 10.112


                          MEMBERSHIP INTEREST PURCHASE

                               AND SALE AGREEMENT

                                 by and between

                        THOR URBAN OPERATING FUND, L.P.,
                    a Delaware limited partnership, as Seller


                                       and


                    GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
                  a Delaware limited partnership, as Purchaser


                            Dated as of July 19, 2007

                                       for

                               Merritt Square Mall
                             Merritt Island, Florida

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                                TABLE OF CONTENTS

                                                                            Page

1.  AGREEMENT FOR PURCHASE AND SALE............................................1

2.  PURCHASE PRICE.............................................................2

3.  LENDER'S CONSENT TO TRANSFER OF INTEREST ..................................3

4.  CLOSING....................................................................6

5.  ESCROW.....................................................................6

6.  TITLE COMMITMENT AND DUE DILIGENCE PERIOD..................................7

7.  CONDITIONS PRECEDENT TO CLOSING............................................8

8.  REPRESENTATIONS AND WARRANTIES............................................10

9.  SELLER'S COVENANTS........................................................14

10. SELLER'S DELIVERIES AND DUE DILIGENCE.....................................16

11. DELIVERY OF DOCUMENTS.....................................................18

12. FIRE OR CASUALTY..........................................................19

13. CONDEMNATION..............................................................20

14. ADJUSTMENTS AND PRORATIONS................................................20

15. CLOSING COSTS.............................................................23

16. POSSESSION................................................................23

17. DEFAULT; ESCROW...........................................................23

18. NOTICES...................................................................24

19. BROKERS...................................................................25

20. LEASING COSTS AND LEASE APPROVAL; EMPLOYEES...............................25

21. "AS IS" SALE..............................................................26

22. ASSIGNMENT................................................................28

23. MISCELLANEOUS.............................................................29

24. TAXES.....................................................................32

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                             SCHEDULES AND EXHIBITS
                             ----------------------


Schedule 3             -   Loan Documents

Schedule 6             -   Permitted Exceptions

Schedule 6.1           -   Additional Title Exceptions

Schedule 8(a)(v)       -   Retained Employees

Schedule 8(a)(viii)    -   Organizational Documents

Schedule 8(a)(xi)      -   Financial Statements

Schedule 8(a)(xii)     -   Suits, Actions, Claims or Proceedings

Schedule 8(a)(xiii)    -   Terminated Employees

Schedule 8(a)(xiv)     -   Notice of Violations

Schedule 8(a)(xv)      -   Tenant Defaults

Schedule 11(a)(v)      -   Title Affidavit

A                      -   Legal Description of Land

B                      -   List of Equipment, Fixtures and Personal Property

C                      -   Lease List

D                      -   List of Contracts

E                      -   Escrow Agreement

F                      -   Form of Tenant Estoppel Certificate

G                      -   Assignment and Assumption of Membership Interests

H                      -   Form of Tenant Notification Letter

I                      -   Recertification of Representations and Warranties

J                      -   Disclosure of Lease Matters/Pending Commissions

                 MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT

                                Summary Statement
                                -----------------

This Summary Statement is attached to and made a part of that certain Membership Interest Purchase and Sale Agreement by and between the Seller and Purchaser referenced below.

1.   DATE OF AGREEMENT:       July 19, 2007

2.   SELLER:                  Thor Urban Operating Fund, L.P., a Delaware
                              limited partnership

3.   PURCHASER:               Glimcher Properties Limited Partnership, a
                              Delaware limited partnership, as Purchaser

4.   LAND AND IMPROVEMENTS:   Merritt Square Mall, Merritt Island, Florida, and
                              the adjacent retail strip center commonly known as the "Pavilion", and all adjacent out-lots to either, as more particularly described on Exhibit
                              A annexed hereto made a part hereof.

5.   PURCHASE PRICE:          Eighty-Six Million Dollars ($86,000,000.00)

6.   EARNEST MONEY:           Three Million Dollars ($3,000,000.00)

7.   CLOSING DATE:            Five (5) days after the date of Consent (as
                              hereinafter defined), with time being of the essence against Purchaser

8.   TITLE COMPANY:           Royal Abstract, LLC
                              500 Fifth Avenue - Suite 1540
                              New York, NY 10110
                              Fax: (212) 376-0911
                              Attn: Martin Kravet

9.   SELLER'S ADDRESS:        c/o Thor Equities, LLC
                              25 West 39th Street, 10th Floor
                              New York, NY 10018
                              Fax: (212) 460-9630
                              Attn: Kurt Falk and Joseph J. Sitt

                              with a copy to:

                              Wachtel & Masyr, LLP
                              110 East 59th Street
                              New York, NY 10022
                              Fax:  (212) 909-9448
                              Attn: Morris Missry, Esq. and
                                    Avram E. Posner, Esq.

10.  PURCHASER'S ADDRESS:     Glimcher Properties Limited Partnership
                              150 East Gay Street
                              Columbus, Ohio 43215
                              Attention:  Kim A. Rieck, General Counsel
                              Telephone: (614) 887-5623
                              email: krieck@glimcher.com

                              with a copy to:

                              John I. Cadwallader, Esq.
                              Frost Brown Todd LLC
                              One Columbus, Suite 2300
                              10 West Broad Street
                              Columbus, OH 43215
                              Telephone:  (614) 464-1211 ext 212
                              Fax:  (614) 464-1737
                              email: jcadwallader@fbtlaw.com

11.  BROKER:                  Cushman & Wakefield of Florida, Inc.
                              200 South Biscayne Blvd.
                              Suite 2800
                              Miami, Florida 33131

                 MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
                 -----------------------------------------------

     THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into as of the Date of Agreement set forth on the Summary Statement (the "Date of Agreement" or "Effective Date") by and between THOR URBAN OPERATING FUND, L.P., a Delaware limited partnership ("Seller"), and GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, ("Purchaser").

                                    RECITALS
                                    --------

     A. Seller owns one hundred percent (100%) of the membership interests (the "Interests") in Thor Merritt Square LLC and Thor MS, LLC, each a Delaware limited liability company (collectively, the "Company").

     B. The Company is the fee owner of certain real property legally described in Exhibit A attached hereto (collectively, the "Land") and is the owner of certain buildings, fixtures and other improvements situated on the Land (collectively, the "Improvements"), said Land and the Improvements are described in Section 4 of the preceding Summary Statement which is attached to and incorporated into this Agreement (the "Summary Statement").

     C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Interests, subject to the terms and conditions contained herein.

                                   AGREEMENTS
                                   ----------

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

     1. AGREEMENT FOR PURCHASE AND SALE.

     Seller agrees to sell, and Purchaser agrees to purchase, subject to the terms and conditions contained herein the Interests. Seller acknowledges that by selling the Interests to Purchaser, Purchaser will be receiving all of the Company's right, title and interest in the Land and the Improvements, together with all of the Company's right, title and interest in and to:

          (a) all rights of way, tenements, hereditaments, easements, interests, minerals and mineral rights, water and water rights, utility capacity and appurtenances, if any, in any way belonging or appertaining to the Land and the Improvements and all of the Company's right, title and interest in and to all adjoining streets, alleys, roads, parking areas, curbs, curb cuts, sidewalks, landscaping, signage, sewers and public ways (collectively, the "Appurtenant Rights"); and


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          (b) all equipment and fixtures owned by the Company attached to the
Improvements and located at and used in connection with the ownership, operation and maintenance of the Land or the Improvements, including without limitation all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment and the personal property listed in Exhibit B attached hereto (collectively, the "Personal Property"); and

          (c) all leases, tenancies and rental or occupancy agreements granting possessory rights in, on or covering the Land or Improvements, together with all modifications, extensions, amendments and guarantees thereof set forth in Exhibit C attached hereto, together with such other leases of the Improvements as may be made prior to Closing in accordance with the terms of this Agreement (collectively, the "Leases"); and

          (d) to the extent not prohibited from being transferred by Purchaser, all contracts, agreements, guarantees, warranties and indemnities, if any, affecting the ownership, operation, management and maintenance of the Land, Improvements, Appurtenant Rights, Personal Property and Leases, including without limitation those items listed in Exhibit D attached hereto, unless terminated pursuant to Section 9(d) (all of which that are not terminated are collectively referred to herein as the "Contracts"); and

          (e) to the extent not prohibited from being transferred by Purchaser, all telephone numbers, plans, drawings, specifications, blueprints and surveys relating in any way to the Land, Improvements, Appurtenant Rights, Personal Property, Leases or Contracts, and licenses, franchises, occupancy and use certificates, permits, authorizations, consents, variances, waivers, approvals and the like from any governmental or quasi-governmental entity or instrumentality affecting the ownership, operation or maintenance of the Land or the Improvements attached hereto (collectively, the "Licenses"); and

          (f) all of the Company's rights and interests (if any) in all promotional materials, marketing materials, brochures, photographs (collectively, "Promotional Materials"), books, records, tenant data, leasing material and forms, past and current rent rolls, files, statements, tax returns, market studies, keys, plans, specifications, reports, tests and other materials of any kind owned by or in the possession or control of the Company which are or may be used by the Company in the use and operation of the Land or the Improvements or Personal Property (collectively, and together with the Promotional Materials, the "Books and Records"), subject in all cases to any copyrights and other proprietary rights therein of third parties and without representation or warranty concerning the contents (including without limitation the completeness and accuracy thereof) thereof except as expressly set forth herein.

     The Land, Improvements, Appurtenant Rights, Personal Property, Contracts, Licenses, Books and Records and other property described above are collectively referred to herein as the "Property." Notwithstanding anything to the contrary contained herein, the Property specifically excludes any rights to the names "Thor" and/or "Urban".

     2. PURCHASE PRICE.

          (a) On the Date of Agreement, Purchaser shall pay to Seller cash or certified funds the amount of One Million ($1,000,000.00) Dollars (the "Initial Earnest Money") as an earnest money deposit. On or before the expiration of the Due Diligence Period, Purchaser shall pay to Seller cash or certified funds in

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the amount of Two Million ($2,000,000.00) Dollars as an additional earnest money deposit (the additional earnest money deposit, together with the Initial Earnest Money, is referred to herein as the "Earnest Money, as set forth in Section 6 of the Summary Statement). Upon the closing of the transaction contemplated by this Agreement, Purchaser shall receive a credit against the Purchase Price in the amount thereof. If the transaction does not so close, the Earnest Money shall be disbursed in accordance with the terms of this Agreement.

          (b) The purchase price for the Interests (the "Purchase Price") shall be the amount set forth in Section 5 of the Summary Statement. The Purchase Price, plus or minus prorations and adjustments provided for herein, shall be paid in cash or cash equivalent to Seller on or before 5:00 p.m. (Eastern Standard Time) on the Closing Date (as hereinafter defined).

          (c) An amount equal to the Purchase Price (reduced by the Earnest Money) and any amounts due Seller pursuant to Section 14 shall be due and payable at the Closing by bank wire transfer of immediately available federal funds to the account or accounts of Seller or other party or parties as shall be designated by Seller to Purchaser at least two (2) business days before Closing, on or before 5:00 p.m. (Eastern Standard Time) on the Closing Date.

          (d) Notwithstanding the foregoing, a Purchaser shall receive a credit against the Purchase Price at Closing, equal to the total amount due, prorated through the Closing Date under that certain Promissory Note dated August 19, 2005 executed by Company to Morgan Stanley Mortgage Capital Inc. (together with its successors and assigns, the "Lender"), in the original principal sum of $57,000,000 (the "Note") secured by that certain Mortgage and Security Agreement dated as of August 19, 2005 (the "Mortgage") executed by Seller for the benefit of Lender as the mortgagee or beneficiary which Mortgage Purchaser shall assume (subject to the limitations set forth below) and in the certain Loan Agreement ("Loan Agreement") dated August 19, 2005 which governs the Loan. The parties hereto agree that prior to Closing there will be no payment of principal on the Note beyond the regular monthly payments required in the Note and the Seller shall continue to pay when due and timely perform all obligations due under the Loan Documents (as hereinafter defined).

     3. LENDER'S CONSENT TO TRANSFER OF INTEREST

          (a) Pursuant to the Loan Agreement, the Note and the Mortgage and the other agreements referred to therein (the Note, Mortgage and the other agreements are sometimes hereinafter collectively referred to as (the "Loan Documents"). Lender advanced to the Company a loan in the principal amount of $57,000,000 (the "Loan"), which Loan is evidenced by the Note and has a maturity date of September 1, 2015. As security for the Note, the Seller executed and delivered the Mortgage to Lender wherein the Seller granted and conveyed to Lender a lien and security interest in all of the Seller's right, title and interest in the Property. Other agreements included as part of the Loan Documents are the Assignment of Leases and Rents, dated as of even date with the Note, executed by the Seller in favor of Lender (the "Assignment of Leases") and the Cash Management Agreement, dated as of the date of the Note (the "Cash Management Agreement") among the Company, Thor Equities, LLC, and Lender. A list

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of the Loan Documents is annexed hereto as Schedule 3; the terms not otherwise defined in this Section 3 shall have the meanings ascribed thereto in the Loan Documents. Each reference to a Loan Document shall refer to each such document as modified or amended prior to Closing to the extent permitted herein by written consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed. The Loan has been securitized, as contemplated by the Mortgage, and the current servicing agent for the Loan and the Mortgage is Wells Fargo ("Servicing Agent").

          (b) Seller has advised Purchaser that, among other things, the assignment of the Interests without the consent of the Lender would constitute a default under the Loan Documents thereby allowing the Lender to accelerate the Note and obligate Company to prepay same together with the prepayment fee set forth in Section 2.4 of the Loan Agreement ("Prepayment Premium"). The parties' entry into this Agreement, Seller's obligation to convey the Interests to Purchaser and Purchaser's obligation to purchase the Interests pursuant to this Agreement are specifically conditioned upon Seller obtaining Lender's consent (the "Consent") to the sale of the Interests, all without the necessity of payment of the Prepayment Premium by Seller. The Consent must be obtained within the time periods set forth in Section 3(d) hereof or Seller may terminate this Agreement (whereupon the Earnest Money shall be returned to Purchaser), and neither party shall have any further rights, obligations or liabilities hereunder, except for the "Surviving Obligations" (as defined in Section 8(c) hereof).

          (c) Purchaser agrees to use its commercially reasonable and diligent efforts to cooperate with Seller in their efforts to obtain the Consent promptly following the Effective Date. Purchaser shall respond within three (3) business days to Lender's initial request for information, and within one (1) business day to any subsequent requests. In connection with obtaining the Consent, Seller agrees to advance all reasonable charges imposed by Lender in connection with its consideration of such request; all costs and expenses (the "Consent Fees"), including without limitation, any application fee and if Closing occurs, the assumption fee (as are set forth in Section 8.1.1 of the Loan Agreement), if imposed by Lender as a condition of granting its Consent and attorneys' fees, and other expenses and fees of the Lender, the Servicing Agent and the rating agencies ("Rating Agencies"), shall be payable at Closing as follows: (i) Purchaser shall pay the first One Hundred Thousand ($100,000.00) Dollars of the Consent Fees, and (ii) Purchaser and Seller shall each be responsible for fifty (50%) percent of the Consent Fees incurred over the amount of $100,000. Any Consent Fees, other than the application fee, the assumption fee set forth in
Section 8.1.1 of the Loan Agreement, attorneys' fees and other expenses and fees of the Lender which are typically imposed by comparable Lenders, shall be subject to Purchaser's prior approval, which approval shall not be unreasonably withheld. In furtherance of such cooperation Purchaser shall, without limitation, do the following if required by Lender as a condition to granting its Consent: (i) form the necessary number of Purchaser single purpose entities to acquire the Interests owned by Seller, with organizational documents meeting the requirements of the Loan Documents and otherwise taking such legal and organizational action as may be necessary to conform to the requirements of the Loan Agreement and any requirements of the Lender and the Rating Agencies, and including the organizational documents with respect to any general partner of a limited partnership entity or any managing member of a limited liability company and the independent directors for any corporate entity where so required; (ii) ensure that the organizational documents of the Purchaser single purpose entities, conform with the requirements of the Loan Agreement and any requirements of the Lender, including, with respect to the organizational

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documents of the general partners thereof; (iii) provide Lender and the Rating
Agencies with all available background material on Purchaser and its principals as Lender or the Rating Agencies may reasonably request and/or such other information that the Lender requests; (iv) agree to be bound by all of the terms and conditions from and after the date of Closing contained in the Loan Documents as well as such reasonable modifications thereto as Lender or the Rating Agencies may request; (v) fund such additional reserves or holdbacks as may be required by Lender; (vi) provide a guarantor acceptable to Lender and the Rating Agencies; (vii) maintain a net worth of at least $5,000,000; and (viii) comply with and taking all actions under Section 8.1.1 of the Loan Agreement, including, without limitation, obtaining a release of Joseph J. Sitt ("Sitt") as Sponsor, Thor Equities L.L.C. as Manager under the Management Agreement and Seller as Guarantor under the Guaranty of Recourse Obligations and the Environmental Indemnity Agreement held by Lender in connection with the Loan (collectively, the "Guarantor Documents"). As the context may reasonably require, the term "Lender" shall include the Servicing Agent and the Rating Agencies.

          (d) Seller and Purchaser shall keep each other fully apprised of their discussions with Lender related to this Agreement. The Agreement shall terminate in the event that Consent has not been obtain on or before the date sixty (60) days after the Effective Date, provided, however, that either party hereto shall have the right to extend such termination date for an additional period of sixty
(60) days, by notice to the other prior to the expiration of such initial sixty
(60) day period (as extended, the "Initial Termination Date"). Further, this Agreement shall not terminate on the Initial Termination Date if Seller elects to extend such date for a period of up to one hundred eighty (180) days (the "Extended Closing Date") in order to obtain the Consent (upon notice given to Purchaser). In the event that Lender refuses in writing to give its Consent by the Extended Closing Date, this Agreement shall terminate unless Seller shall elect to further extend the Closing for up to an additional sixty (60) days (the "Further Extended Closing Date") in order to obtain the Consent. In the event Lender fails to give its Consent prior to the Further Extended Closing Date, the Seller or Purchaser may terminate this Agreement. Upon the termination of this Agreement, as set forth in this Section 3(d), the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no further rights, duties, obligations or liabilities to one another hereunder except for the Surviving Obligations.

          (e) The parties acknowledge that in accordance with the terms of the Loan Agreement and the Cash Management Agreement, Lender holds or may from time to time hold, certain funds in reserve (collectively, the "Reserves") on behalf of the Company as borrower under the Loan.

          (f) At the Closing, and Purchaser shall pay to Sellers, in addition to the Purchase Price, an amount equal to the outstanding balance of the Reserves, each as existing on the Closing Date (collectively, the "Reimbursement Amount").

          (g) Prior to the Closing Date, and as a condition precedent to Seller's obligation to close hereunder, Purchaser shall be in compliance (subject to the limitations contained in this Section 3) with all of Lender's reasonable and customary requirements for the transfer of the Interests in accordance with the Loan Documents, the Consent and any documents executed in connection with obtaining the Consent, including but not limited to, any

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requirement, if elected by Lender, that the Purchaser form single purpose entities which will be the members of the Company under the Note at Closing, and which will not be engaged in any business or activity other than the ownership, operation and maintenance of the Property and activities incidental thereto. Purchaser shall take all necessary steps to ensure compliance with Lender's requirements in this regard including, but not limited to, executing and delivering to Seller an assignment of Purchaser's rights and obligations under this Agreement to affiliated entities that meet Lender's requirements. At or prior to Closing, Purchaser agrees (i) to obtain insurance policies as required by Article V of the Loan Agreement and satisfactory to Lender to replace the insurance policies of Sellers on the Closing Date with respect to the Property so that the Seller may terminate their policies promptly after Closing, and (ii) use best efforts to obtain the prior approvals and confirmation required under the Loan Documents to the appointment of a property manager acceptable to Lender together with the form of the new management agreement in order to replace the current manager as of the Closing and (iii) establish all required accounts and take all actions required of borrowers under the Cash Management Agreement.

          (h) At or prior to Closing, and as conditions precedent to Seller's obligation to close hereunder, (i) Purchaser shall execute such amendments to the Loan Documents and other documents as Lender may reasonably require in connection with obtaining the Consent in accordance with Section 3(c) above (collectively, the "Loan Consent Documents") and perform all obligations pursuant to Section 8.1.1 of the Loan Agreement (if required by Lender in connection with providing its Consent) or otherwise required under the Loan Agreement, and (ii) Joseph J. Sitt, as Sponsor, Thor Equities L.L.C. as Manager under the Management Agreement and Seller as Guarantor under the Guarantor Documents each shall have been released from all obligations under the Guarantor Documents and other Loan Documents, except for obligations accruing before such release.

          (i) At or prior to Closing, and as a condition precedent to Purchaser's obligation to close hereunder, Seller shall execute and deliver the Loan Consent Documents to the extent they are in form reasonably acceptable to Seller and otherwise comply with the terms of this Section 3 and the Loan Documents.

     4. CLOSING.

     Subject to terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall take place on the date set forth in Section 0 of the Summary Statement (the "Closing Date") at the offices of Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022, in escrow, or as the parties shall otherwise agree. On the Closing Date, Seller shall transfer and convey unencumbered legal title to the Interests to Purchaser, and the Land shall only be subject to the Permitted Exceptions identified pursuant to Section 6 below and in accordance with the terms of this Agreement.

     5. ESCROW.

     This transaction shall be closed through an escrow established with Title Company in accordance with the escrow instructions in the form attached hereto as Exhibit E (the "Escrow"). Upon the creation of the Escrow, anything herein to the contrary notwithstanding, the transfer and conveyance of the Interests, the payment of funds and the delivery of the Closing Documents (as defined below)

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and other documents required to close the transaction contemplated by this
Agreement shall be made through the Escrow. The Closing shall take place through a so-called "New York Style" closing, i.e., so that the Interests and other documents contemplated by this Agreement will be delivered to Purchaser and Seller shall receive the net sale proceeds on the Closing Date.

     6. TITLE COMMITMENT AND DUE DILIGENCE PERIOD.

          (a) The Company owns an existing Owner's Title Insurance Policy (the "Title Policy") which is attached to this Agreement as Schedule 6.1. At Purchaser's sole cost and expense, Purchaser shall cause the Title Company to undertake a title search and issue an updated Title Insurance Commitment (the "Title Commitment") for the period from the date of the Title Policy to determine that the title to the Property is consistent with the terms of Section 6(b) below. In addition, Purchaser shall have the right to obtain, at its sole cost and expense, a commitment from the Title Company to (i) issue any endorsements to the Title Commitment or Title Policy which are available in the State of Florida desired by Purchaser, provided that, subject to the Seller's obligation to execute and deliver the Title Affidavit pursuant to Section 11(b)(v), Seller is not obligated to incur any expense or liability (contingent or otherwise) in connection therewith, and/or (ii) obtain reinsurance of (or insurance of a portion of) the Title Policy pursuant to reinsurance agreements and direct access agreements in form and substance reasonably satisfactory to Purchaser.

          (b) Purchaser and Seller agree that the following are exceptions to title (the "Permitted Exceptions"): (1) the Leases identified on Exhibit C hereto and any Leases entered into after the date hereof but prior to Closing in compliance with the terms of this Agreement, (2) all non-delinquent real estate taxes and assessments and personal property taxes and all real estate taxes and assessments and personal property taxes which are the obligations of or which are paid directly by Tenants under the Leases identified on Exhibit C in effect on the Closing Date to the entity imposing same, (3) the rights of the Tenants under the Leases and under any Leases entered into after the date hereof but prior to Closing in compliance with the terms of this Agreement, (4) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of obtaining the Lender's Consent, (5) mechanics' or similar liens against any tenants under Leases which are in full force and effect on the Closing Date and which obligate the Tenants thereunder to remove and discharge such liens at their expense, (6) all matters set forth on the Schedule of Permitted Exceptions attached hereto as Schedule 6 and 6.1, (7) the Loan Documents, and (8) any exception on the Title Commitment not included in the Purchaser's Exception Notice (hereinafter defined) or deemed to be a Permitted Exception pursuant to this Article 6.

          (c) On or before the date that is ten (10) days after the Effective Date (the "Title Objection Date"), Purchaser will notify Seller in writing (the "Exception Notice") as to those title exceptions listed in the Title Commitment which are not Permitted Exceptions and which it will not accept. If Purchaser fails to provide Seller the Exception Notice on or before the Title Objection Date, the title exceptions listed in the Title Commitment (except for monetary liens subject to the Cap set forth below) shall be deemed to be Permitted Exceptions and Purchaser shall be deemed to have waived its right to object to such exceptions. Seller shall have the right, but not the obligation, to extend the Closing Date for a period of up to ninety (90) days (the expiration of such ninety (90) day period being hereinafter sometimes referred to as the "Title

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Clearance Date"), to have all title exceptions other than Permitted Exceptions
(collectively, the "Unpermitted Exceptions") cured, or, with respect to Liens (as hereinafter defined) to have the Title Company commit to insure at Seller's expense, against any and all loss or damage that may be occasioned by any such Unpermitted Exceptions. If Seller fails on or before the Title Clearance Date to reasonably demonstrate to Purchaser that the Unpermitted Exceptions have been cured or to obtain the insurance described in the preceding sentence in the case of items that are Liens, Purchaser shall, as its sole remedy, have the option (the "Title Election") to either (i) terminate this Agreement, in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement), and receive a return of the Earnest Money, or (ii) proceed with Closing, in which case the Purchase Price shall be reduced by an amount equal to the aggregate amount of all tax, judgment, mechanics' and other liens of a definite and ascertainable amount which may be cured solely by payment of a liquidated amount (other than the Loan Documents encumbering the Property) and which were caused by the affirmative acts of Seller (and not of any third party, including, without limitation, Tenants) not in excess of an aggregate amount of $250,000 (the "Cap") that constitute Unpermitted Exceptions ("Liens") and Purchaser shall be deemed to have waived any objection to any other Unpermitted Exceptions. If Purchaser fails to notify Seller of its Title Election by the earlier of the Title Clearance Date or five (5) days after the date Seller notifies Purchaser in writing that Seller will not remove any Unpermitted Exception, Purchaser shall be deemed to have elected to proceed with the Closing, as set forth in subclause (ii) above. Purchaser agrees that, notwithstanding the fact that a release of all Liens may not be obtained prior to or at Closing, and that some or all of the Liens may still be of record, so long as the Title Policy issued by the Title Company does not include any of the Liens as an exception to title, Purchaser shall proceed to Closing as provided herein. Seller shall nevertheless be obligated to cause Liens to be satisfied of record after Closing at Seller's sole expense, provided that Seller under no circumstances shall be required by this Section 6(c) to expend, in the aggregate, an amount in excess of the Cap. Seller may use the Purchase Price to effectuate the release of any Liens or other encumbrances.

          (d) Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Property and any liens or other encumbrances affecting the Property, Purchaser acknowledges and agrees that it is relying upon the Title Policy, any endorsements thereto and on the Title Commitment (collectively the "Purchaser Title Protection Documents"). If Purchaser has a claim under its Purchaser Title Protection Documents and the subject matter of that claim also constitutes a breach of any representation, warranty or covenant made by Seller in this Agreement, the Deed or any other document delivered in connection with the Closing, Purchaser agrees that it will look solely to its Purchaser Title Protection Documents for recovery on such claim, and Purchaser shall not assert any claim against Seller for a breach of a representation, warranty or covenant with respect to such claim.

     7. CONDITIONS PRECEDENT TO CLOSING

     Purchaser's obligation to purchase is expressly conditioned upon each of the following, it being understood that the failure of Seller to supply any of the following shall not be a default by Seller:

          (a) Tenant Estoppels. Receipt by Purchaser of executed estoppel certificates from (i) JC Penney, Cobb Theatre, Steve & Barry's, Books-A-Million, and KLD Youth Foundation, and (ii) tenants that occupy not less than seventy (70%) percent of the remaining space (the "Remaining Space") that is open for business in the Improvements, in the form of Exhibit F or such other form as is specified in the applicable Lease, and provided that any such estoppel certificate shall be accepted as long as it does not indicate the continuing existence of an actual material default of Seller as landlord under the applicable Lease; provided, however, that if an estoppel certificate shall so indicate the continuing existence of an actual material monetary default of Seller as landlord under the applicable Lease, Purchaser shall not be relieved of its obligation to close hereunder if (i) Seller shall cure such default prior to the Closing, or (y) Purchaser shall receive a credit against the balance of the Purchase Price due at the Closing in the amount of such material monetary default.

          (b) Extension Right. In the event Seller is unable to obtain such tenant Estoppels (the "Estoppels") as provided for above and Purchaser does not waive the requirement of receiving such Estoppels, Seller may, by written notice to Purchaser, elect to extend the Closing Date for a period not to exceed sixty
(60) days, during which time Seller shall continue to use commercially reasonable efforts to obtain such Estoppels.

          (c) Seller Estoppel. In the event that Seller is unable to provide the Estoppels to Purchaser at the Closing as required by Section 7(a)(ii) above, Seller may, at its option, elect to execute and deliver to Purchaser (x) certificates (individually, a "Seller Estoppel Certificate", and collectively, the "Seller Estoppel Certificates") containing substantially the same information as required pursuant to Section 7(a)(ii) above so that Purchaser shall receive, at Closing, either an Estoppel or Seller Estoppel Certificates from all required parties. In the event that Seller elects to deliver such Seller Estoppel Certificates, each statement therein shall survive for a period terminating on the earlier of (i) six (6) months from the Closing Date, or (ii) the date on which Purchaser has received an executed Estoppel signed by the required party in question. If Purchaser receives an Estoppel which contains some, but not all of the matters set forth in the required Estoppel (a "Partial Certificate") and Seller elects to provide a Seller Certificate for the applicable tenant, then (1) if the Partial Certificate is received prior to Closing, the Seller Estoppel Certificate may omit matters contained in the Partial Certificate and (2) if the Partial Certificate is received after Closing, the Seller's Estoppel Certificate shall cease to survive as to the matters contained in the Partial Certificate. If Seller does not deliver Estoppels or Seller Estoppel Certificates to Purchaser for the required parties, as required above, Purchaser may, as its sole action and remedy, by delivering written notice to Seller on or prior to the Closing Date, terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, this Agreement shall be null and void, and neither party shall have any further rights or obligations under this Agreement, except for those obligations which by their express terms survive the termination of this Agreement. Provided however, in no event may the aggregate of all Seller Estoppel Certificates, including Seller Estoppel Certificates for a Partial Certificate, relate to more than ten percent (10%) of the Remaining Space.

          (d) REA Estoppel. Seller shall have delivered to Purchaser estoppel certificates from all current parties to Four-Party Tie-In Agreement dated as of April 26, 2002, originally by and between John Hancock Life Insurance, J.B. Ivey & Company, Burdines, Inc., and Sears Roebuck and Company (the "REA") affecting the Property, in the form required pursuant to such REA (the "REA Estoppels").

          (e) The Title Company shall be in a position to issue the Purchaser Title Protection Documents (other than endorsements which were not previously included in the Title Policy, or are not presently offered by the Title Company in connection with this transaction) requested by Purchaser;

          (f) All of the Seller's representation and warranties shall be true and correct in all material respects on the Closing Date.

     8. REPRESENTATIONS AND WARRANTIES.

          (a) As used in this Section 8, references to "Seller's actual knowledge" shall mean the actual knowledge of Peter Lockhart without investigation or inquiry of any other person or entity. Seller represents and warrants that Peter Lockhart is responsible for day-to-day supervision of the Property. Seller represents, warrants and covenants to Purchaser, as of the date hereof, as follows:

               (i) To Seller's actual knowledge, except as shown on (w) the list of Leases attached hereto as Exhibit C (as to the representation made on the date of this Agreement), (x) the list of Leases delivered on the Closing Date pursuant to Section 11 below (as to the representation made as of the Closing
Date) (as applicable, the "Lease List"), (y) agreements listed in the Title Commitment, there are no persons in possession or occupancy of the Property, or any part thereof, or who have the right such possession or occupancy;

               (ii) Neither the execution or delivery of this Agreement, the consummation of the transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions hereof conflict with or result in a material breach of any of the terms, conditions or provisions of any agreement or instrument to which Seller is a party or by which Seller is bound;

               (iii) To Seller's actual knowledge, there are no material contracts or agreements affecting the Land or the Improvements which will survive Closing and be binding upon Purchaser except as disclosed in Exhibit C, D and J attached hereto or in the Title Commitment and, to Seller's actual knowledge, no party is in material default under any such Contracts;

               (iv) Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business under the laws of the jurisdiction where the Land is located. Seller has or will have all necessary limited liability company power and authority to enter into this Agreement and to consummate all of the transactions contemplated herein. The individuals executing this Agreement on behalf of Seller are duly authorized to execute, deliver and perform this Agreement on behalf of Seller and to bind Seller. This Agreement and all documents to be executed by Seller and delivered to Purchaser hereunder (i) are and will be the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except to the extent enforceability is limited by bankruptcy and other laws that relate to creditors' rights; (ii) do not and will not contravene any provision of Seller's organizational documents, or to Seller's actual knowledge, any existing laws or regulations applicable to Seller, and (iii) will not result in a material violation of any agreement, instrument, order, writ, judgment or decree to which Seller or the Property is a party or subject.

               (v) To Seller's actual knowledge, except as set forth on Schedule 8(a)(v) annexed hereto (the "Retained Employees"), there are no persons employed by Seller at the Property in connection with the operation or maintenance of the Property who will be employed by the Company after the Closing. Schedule 8(a)(v) fully discloses the salary, other benefits and the length of the term, if any, of each of the Retained Employees.

               (vi) The Company is, and always has been, a limited liability company duly organized and existing under the laws of the State of Delaware. The Company is in good standing under the laws of the State of Delaware. The Company has the requisite limited liability company power and authority to own, operate, lease and encumber the Property and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business as a foreign limited liability company and is in good standing under the laws of the State of Florida and under any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such license or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined). For purposes of this Agreement, a "Material Adverse Effect" means a material adverse effect on (x) the assets, liabilities, business, properties, results of operations, or condition (financial or otherwise) of the Company taken as a whole or (y) the ability of the Company to perform its obligations under this Agreement in all material respects;

               (vii) The Company does not own, directly or indirectly, any capital stock or any other equity interest in any corporation, partnership company, trust, limited liability company or other legal entity, whether incorporated or unincorporated, and the only property owned by the Company is the Property and related operating accounts and reserve accounts;

               (viii) Seller owns 100% of the Interests in the Company. The Interests are validly issued, fully paid and non-assessable. There are no securities outstanding which are convertible into, exchangeable for, or carrying the right to acquire, equity securities (or securities convertible into or exchangeable for equity securities) of the Company, or subscriptions, warrants, options, calls, convertible securities, registration or other rights or other arrangements or commitments obligating the Company to issue, transfer or dispose of any of its equity securities or any ownership interest therein and there are no pre-emptive rights in respect of the Interests. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Interests. Schedule 8(a)(v)(iii) fully and accurately describes the Company's Operating Agreements, Articles of Formation and any and other limited liability company organizational documents which in any way relate to the formation or limited liability organization of the Company or directly or indirectly relate to any rights of whatever nature or kind in any way involving the Interests;

               (ix) Seller has good and valid title to the Interests, free and clear of all liens, pledges, charges, security interests, rights of first refusal or encumbrances of any kind ("Liens"). The Interests are not subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities laws), and as contained in the Company's operating agreement, other than as may be provided in the Loan Documents.

               (x) "Taxes" shall mean any tax, charge or assessment by any Governmental Authority, including but not limited to, any deficiency, interest, penalties and reasonable attorneys' and accountants' fees and expenses incurred in connection therewith. "Governmental Authority" means any federal, state, regional, municipal, or local authority, agency, body, court or instrumentality, regulatory or otherwise, domestic or foreign. "Tax Returns" shall mean all tax returns, reports and declarations required by any Governmental Authority to have been filed for or on behalf of the Company, or given to any of the Company's members prior to the Closing Date (except to the extent that the deadline for filing has yet to pass). Seller represents and warrants that all Tax Returns have been duly and properly filed with every applicable Governmental Authority, and given to its members, and that to the extent any Taxes were due and payable by the Company, or required to be withheld for any of the Company's employees, the Company caused all such Taxes to have been fully paid or withheld. There are no Tax claims, audits or proceedings pending or threatened against the Company. Notwithstanding any other term or condition of this Agreement, the representations and warranties contained in this Section 8(a)(x) shall survive the Closing for a period of three (3) years, and not be subject to the Seller's Threshold Liability or the Seller's Maximum Liability set forth in Section 17(a) below.

               (xi) Schedule 8(a)(xi) consists of (i) a list identifying the Company's balance sheet, related statements of income and cash flows for the year of Closing, monthly operating statements for the period that the Company has owned the Property (collectively the "Financial Statements"); (ii) and the Company's balance sheet as of December 31, 2006 (the "Acquisition Balance Sheet") as compiled by the Company's certified public accountants on a income tax basis. All Financial Statements and the Acquisition Balance Sheet have or will be delivered to the Purchaser within ten (10) business days after the Effective Date, and all of same were prepared from the Company's books of account on a income tax basis consistently applied, are accurate and complete in all material respects, and fairly present the financial condition, results of operations and cash flows of the Company at the dates and for the periods indicated, in all material respects. The books of account of the Company accurately reflect all items of income and expense and all assets and liabilities of the Company, in all material respects, except as otherwise provided herein. The Company has no material liabilities except to the extent provided for or reserved against on the Acquisition Balance Sheet, except for any unknown liabilities which, in the aggregate, do not exceed Fifty Thousand Dollars ($50,000.00). Outstanding liabilities of the Company set forth in
Section 14 hereof shall be prorated as of the Closing Date, as provided herein. Any claim by Purchaser under this Section 8(a)(xi) shall not be subject to Seller's Threshold Liability, provided that the aggregate of all such claims exceeds the amount of $50,000.

               (xii) Except for such actions, suits, claims or proceedings for personal injury or property damage, as itemized on Schedule 8(a)(xii) no actions, suits, claims, investigations or proceedings (collectively, the "Actions") (a) are pending or to Seller's actual knowledge threatened against the Company; (b) have been served upon the Company, nor has the Company initiated any court, administrative or bankruptcy proceedings in any way involving or relating to the Company or the Property, nor to the Seller's actual knowledge, have any of same been filed, or threatened in writing, with respect to the Company or the Property; or (c) have been rejected for a legal defense by the applicable insurance carrier insuring the action, suit, claim or proceeding.

With respect to all such Actions, not listed on Schedule 8(a)(xii) which arise after the Effective Date of this Agreement, Seller hereby agrees that it shall promptly disclose all of same to Purchaser in writing. Seller represents and warrants to the Purchaser that to Seller's actual knowledge, all Actions shall be or were timely sent to the applicable insurance carrier for coverage and defense, unless and to the extent disclosed on Schedule 8(a)(xii) (as updated prior to Closing), and all of same were accepted by the insurance carrier for coverage and defense. To Seller's actual knowledge, there are no state of facts or events which could reasonably be expected to form the basis of any Actions. Any claim by Purchaser under this Section 8(a)(xii), shall not be subject to the Seller's Threshold Liability, provided that the aggregate of all such claims exceeds the amount of $50,000.

               (xiii) None of the Company's employees has been laid off or terminated in the last six (6) months except as set forth in Schedule 8(a)(xiii), and, Seller has not received written notice that the Company has not fully paid all termination and severance payments which may be required to have been paid with respect to any such employees. Except as provided on Schedule
8)(a)(xiii), Seller has received no written notice of any pending controversies, grievances or claims by the Retained Employees or any former employees or beneficiaries thereof pending with respect to the employment or benefits incident thereto, including but not limited to, claims arising out of sexual harassment, discrimination, workers' compensation laws or otherwise (collectively the "Employee Claims"), and to Seller's actual knowledge, there is no state of facts or event which could reasonably be expected to form the basis of any Employee Claims. All Employee Claims made against the Company during it period of ownership of the Property are fully disclosed on Schedule 8(a)(xiii). Any claim by Purchaser under this Section 8(a)(xiii), shall not be subject to the Seller's Threshold Liability, provided that the aggregate of all such claims exceeds the amount of $50,000.

               (xiv) Except as itemized on Schedule 8(a)(xiv), (a) the Company has received no notices from any Governmental Authority that the Land and Improvements are in violation or noncompliance with applicable laws, regulations, ordinances and codes, and (b) the Company has received no notices that it has failed to obtain approvals, permits or licenses required to operate the Improvements as may be required by any applicable Governmental Authority,

               (xv) All of the Leases and any of the Proposals (as that term is defined in Section 20(b) below) have been delivered to the Purchaser, and each is a full and complete copy thereof. Except as set forth on Schedule 8(a)(xv), to Seller's actual knowledge, no Tenant is in default beyond any applicable grace period under its Lease, and the Lease List attached as Exhibit C of this Agreement is true and accurate in all material respects. The Seller agrees to update the Lease List prior to the Closing. Except as provided in the Leases, or any of the Proposals, or as otherwise disclosed to Purchaser, no brokerage commissions are due related the current term of any Lease existing as of the Effective Date, or any renewal or extension thereof.

          (b) Purchaser represents and warrants to Seller, now and again on the Closing Date, that: (i) Purchaser has all necessary limited partnership power and authority to enter into this Agreement and to consummate all the transactions contemplated herein, (ii) the individuals executing this Agreement on behalf of Purchaser are duly authorized to execute, deliver and perform this Agreement on behalf of Purchaser and to bind Purchaser from and after Closing, and (iii) this Agreement and all documents to be executed by Purchaser and delivered to Seller hereunder (A) are and will be the legal, valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforceability is affected by bankruptcy or similar laws affecting creditors' rights (B) do not or will not contravene any provision of Purchaser's organizational documents, or to Purchaser's knowledge any existing laws and regulations applicable to Purchaser, and (C) will not result in a material violation of any agreement, instrument, order, writ, judgment or decree to which Purchaser is a party or is subject.

          (c) All of the representations and warranties of Seller and Purchaser contained in this Agreement or in any of the Closing Documents are material, none shall merge into the documents pursuant to which the Interests are transferred to Purchaser, except as expressly provided herein, and all shall survive the Closing Date or termination of this Agreement for a period of nine
(9) months (the "Survival Period"). All rights of Purchaser hereunder or under any of the Closing Documents, with respect to any surviving representation or warranty of Seller ("Surviving Obligations") shall be deemed waived if Purchaser does not, by written notice to Seller, advise Seller of any alleged breach of such representation or warranty prior to the expiration of the Survival Period. Further, if Purchaser has knowledge of any breach of any surviving representations or warranties of Seller prior to the Closing Date, and elects to proceed to Close hereunder, any Surviving Obligations with respect thereto shall be deemed to be waived by Purchaser. Subject to the limitation set forth in the two (2) immediately preceding sentences, all remedies shall be those set forth in Section 17 below (except as otherwise expressly provided herein), and notwithstanding anything herein to the contrary, Seller's liability under any representation, warranty, covenant or indemnity made hereunder or in any of the Closing Documents shall in no event exceed the aggregate Seller's Maximum Liability (as hereinafter defined). The provisions of this Section 8(c) shall survive the Closing.

     9. SELLER'S COVENANTS.

     From and after the date of this Agreement through the Closing Date, Seller and Seller's agents shall cause the Company at the Company's expense to:

          (a) maintain and operate the Property in a manner consistent with current practice and materially perform its obligations under the Leases, Contracts and Licenses;

          (b) keep in existence all fire and extended coverage insurance policies, and all liability insurance policies, that are in existence as of the date of this Agreement with respect to the Property;

          (c) promptly advise Purchaser in writing of any changes in circumstances that would render the representations and warranties made by Seller herein false or misleading in any material respect and not cause any of such representations or warranties to become false;

          (d) upon written notice from Purchaser on or before Closing, cause the Company to give appropriate notices of termination of Contracts designated by Purchaser (but only to the extent termination is permitted thereunder without a penalty); provided, however, that if the notice period required to terminate such Contracts will not have run prior to Closing, Purchaser shall accept the termination of the Contract consistent with the notice period provided in the respective Contract;

          (e) not to pledge or otherwise encumber any of the Property;

          (f) not permit the Company to acquire or agree to acquire, by merging or consolidating with, or by purchasing any equity interest in or any portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any amount of assets, or otherwise conduct any business activities of whatever nature or kind other than in the ordinary course of business;

          (g) not permit the Company to make any material changes in its present accounting methods, except as required by law, rule, regulation or GAAP, or other method currently used by the Company; and

          (h) not permit the Company to, (i) make or rescind any express or deemed material election relating to taxes, (ii) materially change any of its methods of reporting income or deductions for Federal income tax purposes, except as may be required by applicable law; or (iii) file any material tax return other than in a manner consistent with past custom and practice.

          (i) pay all obligations (or the installment thereof then due and payable, if any such obligations are payable in installments) relating to any capital charges, impound, connection or development fees imposed by any Governmental Authority, or any public or private utility relating to the Land and Improvements which are due and payable prior to the Closing Date.

     10. SELLER'S DELIVERIES AND DUE DILIGENCE.

          (a) Seller's Deliveries. Seller shall endeavor to provide all documents in Seller's possession reasonably requested by Purchaser, which are not of a confidential nature, within five (5) days after any written request therefore, provided, however, that Seller's failure to provide any documents or information shall not be deemed to be a default hereunder.

In the event this Agreement terminates for any reason, Purchaser shall immediately return to Seller all information delivered by Seller or Seller's agent(s) to Purchaser or Purchaser's agent(s). The foregoing provision shall survive the termination of this Agreement.

          (b) The due diligence period ("Due Diligence Period") shall commence on the Effective Date and expire on July 31, 2007. Purchaser and its representatives shall be permitted to enter upon the Land at any reasonable time and from time to time before the Closing Date to examine, inspect and investigate the Land and Improvements as well as all records and other documentation provided by Seller or located at the Land (collectively, "Due Diligence"). The Due Diligence shall be subject to the terms, conditions and limitations set forth in this Section 10.

          (c) Purchaser shall have a right to enter upon the Land for the purpose of conducting its Due Diligence provided that in each such instance (i) Purchaser notifies Seller of its intent to enter the Property to conduct its Due Diligence not less than thirty six (36) hours prior to such entry; (ii) the date and approximate time period are scheduled with Seller; and (iii) Purchaser is in full compliance with the insurance requirements set forth in Section 10(g) hereof. At Seller's election, a representative of Seller shall be present during any entry by Purchaser or its representatives upon the Property for conducting its Due Diligence. Neither Purchaser, nor any representative thereof, shall have discussions or interfere with the tenants or ongoing operations occurring on the Land and Improvements. Purchaser shall not cause or permit any mechanic liens, materialmen's liens or other liens to be filed against the Land and Improvements as a result of its Due Diligence.

          (d) Purchaser shall have through the last day of the Due Diligence Period in which to conduct its Due Diligence and, in Purchaser's sole discretion, to determine whether the Land and Improvements are acceptable to Purchaser. If during the Due Diligence Period, Purchaser becomes aware of any problem or defect in the Land and Improvements or any other aspect of the Land and Improvements which Purchaser determines makes the Property unsuitable to Purchaser, and after reasonable efforts by Purchaser, is not able to work out an acceptable resolution with Seller with respect to any deficiencies or other such matters, Purchaser may terminate this Agreement by giving written notice of termination to Seller on or before the last day of the Due Diligence Period. If Purchaser does not timely give notice of termination as aforesaid, Purchaser shall be deemed to have accepted the Land and Improvements and this Agreement shall continue in full force and effect. In the event of such termination, the Earnest Money shall be returned to Purchaser and neither party shall have any further obligations to the other party hereunder, except for obligations which expressly survive the expiration or termination of this Agreement.

          (e) Purchaser shall have the right to conduct, at its sole cost and expense, any inspections, studies or tests that Purchaser deems appropriate in determining the condition of the Property, provided that a copy of each such inspection, study or report shall be provided to Seller simultaneously with being delivered to Purchaser. Provided, however, Purchaser shall not perform any intrusive testing, including, without limitation, a Phase II environmental assessment or boring, without (i) submitting to Seller the scope and inspections for such testing; and (ii) obtaining the prior written consent of Seller, which consent may be withheld by Seller in sole and absolute discretion.

          (f) Purchaser agrees and covenants with Seller not to disclose to any third party (other than lenders, accountants, attorneys and other professionals and consultants in connection with the transaction contemplated herein) without Seller's prior written consent, unless Purchaser is obligated by law to make such disclosure, any of the reports or any other documentation or information obtained by Purchaser which relates to the Property or Seller in any way, all of which shall be used by Purchaser and its agents solely in connection with the transaction contemplated hereby. In the event that this Agreement is terminated, Purchaser agrees that all such information will be held in strict confidence.

          (g) Purchaser agrees to indemnify, defend and hold Seller and its respective partners, trustees, beneficiaries, shareholders, members, managers, advisors and other agents and their respective employees, officers, directors and shareholders (the "Indemnified Parties") harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation actual attorneys' fees and court costs) made, brought, sought or incurred by any of the Indemnified Parties by reasons directly or indirectly arising out of, caused (in whole or in part) by or in connection with any activities of Purchaser (including activities of any of Purchaser's employees, consultants, contractors or other agents) relating to the Land and Improvements, including, without limitation, mechanics' liens, damage to the Land and Improvements, injury to persons or property resulting from such activities in connection therewith, and in the event that the Land and Improvements is disturbed or altered in any way as a result of such activities. Purchaser shall promptly restore the Land and Improvements to its condition existing prior to the commencement of such activities which disturb or alter the Land and Improvements. Furthermore, Purchaser agrees to maintain and cause any of its representatives or agents conducting any Due Diligence to maintain and have in effect workers' compensation insurance, with statutory limits of coverage, and commercial general liability insurance with (i) all risk coverage, (ii) waiver of subrogation, and (iii) limits of not less than Five Million Dollars ($5,000,000.00) for personal injury, including bodily injury and death, and property damage, in such form, by a sufficiently rated insurance company, and containing such additional coverage, as shall be reasonably required by Seller on a commercially reasonable basis. Such insurance shall name Seller and the Company, Lender and such other parties having an insurable interest in the Property required by Seller, as an additional insured party. Purchaser shall deliver to Seller a copy of the certificate of insurance effectuating the insurance required hereunder (or the policy if requested by Seller) prior to the commencement of such activities which certificate (or policy) shall provide that such insurance shall not be terminated or modified without at least thirty (30) days prior written notice to Seller.

     11. DELIVERY OF DOCUMENTS.

          (a) On the Closing Date, Seller shall deliver the following documents (the "Closing Documents") to Purchaser, all duly executed and if to be recorded, acknowledged, by Seller, where appropriate, each of which shall be a condition precedent to Purchaser's obligation to close the transaction contemplated by this Agreement (and one or more of which may be waived in writing by Purchaser, in its sole discretion, on or prior to the Closing Date) in form and substance specified below, or if not specified, in form and substance reasonably acceptable to Purchaser and Seller:

               (i) an assignment and assumption of membership interests, in the form of Exhibit G attached hereto (the "Assignment and Assumption");

               (ii) To the extent required by the Title Company, an ALTA statement or affidavit in customary form annexed hereto as Schedule 11(a)(v) (the "Title Affidavit");

               (iii) Seller's executed counterpart of a closing and proration statement;

               (iv) a certification of nonforeign status satisfying Section 1445 of the Internal Revenue Code of 1986, as amended;

               (v) evidence of Seller's existence and authority to perform its obligations under this Agreement, in form and substance reasonably satisfactory to the Title Company and the Purchaser;

               (vi) all keys and access cards to, and combinations to locks and other security devices located at, the Property, if applicable;

               (vii) all of the original Leases, Contracts and Licenses in possession or control of Seller or the Company (or copies thereof to the extent not in Seller's or the Company's possession), and all Books and Records in Seller's possession or control together with (A) letter(s) from Seller advising the tenants under the Leases and vendors under the Contracts to be assigned of the new of the Company and in the case of Leases, the manner in which rent is to be paid subsequent to Closing, if any such change is required by the Lender or Purchaser, in the form of Exhibit H hereto; and (B) evidence of termination of Contracts designated by Purchaser, if applicable;

               (viii) a certificate in the form of Exhibit I recertifying the representations and warranties set forth in Section 8(a) above as of the Closing Date; and

               (ix) all other documents and deliverables as are required by this Agreement.

          (b) On the Closing Date, Purchaser shall deliver the following to Seller, in form and substance reasonably acceptable to Seller or in form as required under this Agreement, all duly executed by Purchaser, where appropriate, each of which shall be a condition precedent to Seller's obligation to close the transaction contemplated by this Agreement:

               (i) executed certification of nonforeign status described above;

               (ii) counterparts of the Assignment and Assumption;

               (iii) counterparts of the closing and proration statement;

               (iv) a certified copy of the resolutions or consent of Purchaser authorizing the transaction contemplated by this Agreement or other satisfactory evidence of authorization;

               (v) to the extent required by the Title Company, an ALTA statement or title affidavit in customary form;

               (vi) a certificate recertifying the representations and warranties set forth in Section 8(b) as of the Closing Date;

               (vii) the Purchase Price in accordance with Section 2 hereof, plus or minus prorations and adjustments;

               (viii) evidence of a name change filing to be submitted to the Secretary of State of the State of Delaware from the current name of each Company to a name not incorporating the words "Thor" and the Purchaser hereby agrees within three (3) days of the Closing to file such name change with Delaware; and

               (ix) such other documents, instruments or agreements as may be reasonably requested by Seller or Title Company or the escrow agent, in order to issue the Title Insurance Protection Documents free of any exceptions raised due to the actions or omissions of Purchaser or its agents or contractors ("Purchaser Exceptions"), and to otherwise consummate the Closing.

     12. FIRE OR CASUALTY.

     In the event of damage to the Property by fire or other casualty prior to the Closing Date, Seller shall promptly notify Purchaser of such fire or other casualty. If the fire or other casualty causes damage which would cost in excess of $5,000,000 to repair (as determined by a licensed engineer or architect retained by Purchaser in good faith), or permit any tenant under a Lease of more than 25,000 square feet to terminate its Lease, then Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser's receipt of such notice or (ii) the Closing Date, to either: (a) close the transaction contemplated by this Agreement, in which event all insurance proceeds received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing and Purchaser shall be entitled to a credit in the amount of any applicable deductibles or expended by Seller or the Company solely in connection with the repair or replacement of the Property following such casualty, or (b) terminate this Agreement, and receive a return of the Earnest Money in which case the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If the damage to the Property by fire or other casualty prior to the Closing Date would cost $5,000,000 or less to repair (as determined by a licensed engineer or architect retained by Purchaser in good faith) and not permit any tenant under a Lease of more than 25,000 square feet to terminate its Lease, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, and Seller shall have the right to elect to either repair and restore the Property to the condition that existed before such damage if such repair or restoration may be completed prior to the Closing Date, but if Seller does not do so prior to Closing, then all insurance proceeds received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing and Purchaser shall be entitled to a credit in the amount of any applicable deductibles. Notwithstanding anything to the contrary contained herein, the Company shall have the right to receive all insurance proceeds attributable to damage to the Property occurring prior to the date of this Agreement. For purposes of this Section 12, the term "Property" shall be limited to and refer only to the Land and Improvements.

     13. CONDEMNATION.

     If, prior to the Closing Date, all or any part of the Property is taken by condemnation or a conveyance in lieu thereof, or if Seller receives notice of a condemnation proceeding with respect to the Property, then Seller shall promptly notify Purchaser of such condemnation or conveyance in lieu thereof. If the taking or threatened taking involves a material portion of the Property (hereinafter defined), Purchaser may elect, by written notice to be delivered to Seller on or before the sooner of (i) the twentieth (20th) day after Purchaser's receipt of such notice, or (ii) the Closing Date, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and the parties hereto shall have no further obligations hereunder (except for obligations that are expressly intended to survive the termination of this Agreement). If Purchaser elects to close this transaction notwithstanding such taking or condemnation, all condemnation awards received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing or expended by Seller or the Company solely in connection with the repair or replacement of the Property following such taking. As used herein, a "material portion of the Property" means any part of the Property reasonably required for the operation of the Property in the manner operated on the date hereof; provided, that the cost of restoration thereof shall exceed $5,000,000 in the reasonable estimate of Seller except that any taking that would permit a tenant to terminate its Lease shall in all cases be deemed a taking involving a material portion of the Property. If any taking or threatened taking does not involve a material portion of the Property, Purchaser shall be required to proceed with the Closing, in which event all condemnation awards received prior to Closing shall be retained by the Company and deemed part of the Property to be transferred at Closing. For purposes of this Section 13, the term "Property" shall be limited to and refer only to the Land and Improvements.

     14. ADJUSTMENTS AND PRORATIONS.

     Adjustments and prorations with respect to the Property shall be computed and determined between the parties as of 12:01 a.m. on the Closing Date as follows:

          (a) General real estate taxes, special assessments and personal property taxes shall be prorated as of the Closing Date based on the then current taxes (if known, based on final tax bills for such period, and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to Closing, and Seller or Purchaser shall receive a credit at Closing, as appropriate. Without affecting the obligations set forth in this
Section 14, the prorations for real and personal property taxes shall be equitably prorated on a "net" basis (i.e., adjusted for all tenants' liabilities and payments of additional rent under the Leases for prorationate share of taxes and assessments if any, for such items). If final taxes or special assessments are not known as of the Closing, the parties agree to reprorate when such amounts become known.

          (b) All rents and other sums receivable from tenants of the Property, which were earned and attributable to the period prior to the Closing Date, will be retained by Seller to the extent that such rents have been collected on or before the Closing Date. Rents earned and attributable to the period beginning on the Closing Date and thereafter will be paid to the Company by the tenants, or credited to Purchaser at Closing (if such rents are received by the Company prior to the Closing Date). All payments from tenants, on account of rent or otherwise, received by Seller on behalf of the Company after the Closing Date, whether attributable to the period prior to or after the Closing Date, shall be deemed to be held in trust by Seller for Purchaser and shall be promptly delivered to Purchaser by Seller for application as provided in this Section 14. All payments from tenants, on account of rent or otherwise, received after the Closing Date by Purchaser on behalf of the Company and all amounts received from Seller by Purchaser pursuant to the immediately preceding sentence, shall be applied first to rent or other sums then due under the Leases attributable to the month in which the Closing Date occurs, then to the period after the Closing Date on account of rents earned and attributable to such period, and then to Seller on account of rents which were earned and attributable to the period prior to the Closing Date. Any customary out-of-pocket costs incurred by Purchaser in collection of delinquent rentals shall be deducted by Purchaser prior to the payment to Seller on account of delinquent rentals as provided herein. Purchaser shall cause the Company to bill tenants for delinquent rentals, but need not initiate legal proceedings. Seller shall have the right to contact tenants to request payment of delinquent rentals after the Closing Date and institute legal proceedings to collect such delinquent rentals, but shall have no right to evict any tenant. Any such enforcement or collection efforts by Seller shall be at Seller's sole expense.

          (c) On the Closing Date, Seller shall either (i) deliver to the Company if not already held by it, in cash, or (ii) receive as a credit against the Purchase Price, an amount equal to all cash security deposits made by tenants occupying the Property which were paid to the Company by such tenants and which shall not have been applied by the Company or otherwise pursuant to the Leases, together with interest owing thereon pursuant to the applicable Lease, if any, and together with a listing (certified as true and correct by Seller) of the tenants to which such deposits and interest are owing.

          (d) All amounts payable, owing or incurred in connection with the Property under the Contracts to be retained by the Company shall be prorated as of the Closing Date.

          (e) All utility deposits, if any, may be withdrawn by and refunded to Seller, and Purchaser shall make replacement deposits on behalf of the Company for utilities as may be required by the respective utilities involved.

          (f) All utility charges that are not separately metered to tenants shall be prorated to the Closing Date and Seller shall obtain a final billing therefor and pay any amounts owing therein for the period prior to the Closing Date and Purchaser shall pay any amounts owing for the period on and after the Closing Date. To the extent that utility bills cannot be handled in the foregoing manner, they shall be prorated as of the Closing Date based on the most recent bills available and reprorated when such final bills become known.

          (g) Purchaser shall pay all leasing commissions and tenant improvement costs payable with respect to Leases entered into after the date of this Agreement in accordance with the terms of Section 20(b) of this Agreement. If Seller has paid or caused the Company to pay such amounts prior to the Closing Date, Purchaser shall reimburse Seller for such payments at Closing. Seller shall pay all other leasing commissions and tenant improvement costs payable with respect to all other Leases except those referenced in the preceding sentence.

          (h) Seller and Purchaser agree that as soon as reasonably possible after the close of the calendar year of the Property, the parties shall undertake a final master reconciliation of CAM, taxes and other pass-throughs and additional rent (including without limitation, percentage rent) with respect to the Leases and the Property. Such reconciliation shall be final. For purposes hereof, Seller and Purchaser shall each prepare tenant reconciliations for their respective applicable periods of ownership of the Interests. Purchaser shall transmit such information to the tenants.

          (i) Unless provided otherwise hereinabove, such other items as are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

          (j) All wages, salaries and benefits of the Retained Employees shall be apportioned between Purchaser and Seller.

          (k) Notwithstanding anything in this Section 14 to the contrary, if any tenant under a Lease is obligated to pay any prorated item directly to the entity imposing same, such portion of the prorated item shall not be apportioned between Seller and Purchaser. If any item of income or expense set forth in this
Section 14 is subject to final adjustment after Closing, then Seller and Purchaser shall make, and each shall be entitled to, an appropriate reproration to each such item promptly when accurate information becomes available, but in any event prior to one (1) year from the date of Closing. Any such reproration shall be paid promptly in cash to the party entitled thereto.

          (l) All insurance policies and Seller's property manager's management agreement and listing agreement (if any) shall be terminated as of the Closing Date and there shall be no proration with respect to these items.

          (m) Notwithstanding anything to the contrary contained herein, all cash and cash equivalents maintained by the Company on the Closing Date shall be the property of Seller, except as may be required to effect the adjustments and prorations required by this Section 14, and except as required by Article 8.

          (n) Each of the provisions of this Section 14 shall survive the Closing until the later of (i) one (1) year from the date of Closing or (ii) with respect to real estate taxes three (3) months after the issuance of the final tax bills for the year in which the Closing occurs.

     15. CLOSING COSTS.

     Seller shall pay: (a) the costs of recording any releases required to clear title to the Property pursuant to this Agreement, (b) Seller's attorneys' fees and (c) one-half of all escrow and New York Style closing fees and costs. Purchaser shall pay: (i) the costs of the Title Policy, including any endorsements or deletions thereto, at the minimum promulgated rates, and other costs related thereto, (ii) Purchaser's attorneys' fees, and (iii) one-half of all escrow and New York Style closing fees and costs.

     16. POSSESSION.

     Possession of the Property shall be delivered to Purchaser at Closing, free and clear of all liens and claims other than Permitted Exceptions and the rights of the tenants identified on the Lease List, in the same condition as it exists on the date of this Agreement, ordinary wear and tear excepted and except as provided in Sections 12 and 13 hereof.

     17. DEFAULT; ESCROW.

          (a) If Seller defaults hereunder before Closing in any material respect and fails to cure such default within thirty (30) days after written notice of such default, or if the representations and warranties set forth in this Agreement shall not be true and correct in all material respects as of the Closing Date, Purchaser's sole remedy shall be to either (a) terminate this Agreement and receive a return of the Earnest Money, in which event each of the parties hereto shall be relieved of any further obligation to the other arising by virtue of this Agreement (except for obligations that are expressly intended to survive the termination of this Agreement), or (b) pursue specific performance of this Agreement. In no event shall Purchaser be entitled to make any claims against Seller nor shall Seller be liable under any representation, warranty, certification, covenant, agreement, obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein if such claim is for an amount of less than $100,000 in the aggregate for all such claims (the "Seller's Threshold Liability"). Furthermore, in no event shall Seller be liable for any actual, special, punitive, speculative or consequential damages, nor shall Seller's liability under any representation, warranty, certification, covenant, agreement, proration, reproration, obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein exceed $1,000,000 in the aggregate (the "Seller's Maximum Liability"). None of Seller's partners, members, managers, officers, agents or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement, the Closing Documents or the transactions contemplated herein, and Purchaser waives for itself and for anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability. If Purchaser defaults hereunder, this Agreement shall terminate and Seller shall retain the Earnest Money as liquidated damages in full settlement of all claims against Purchaser (with the exception of claims against Purchaser related to obligations which are expressly stated to survive the termination of this Agreement). The parties agree that the amount of actual damages that Seller would suffer as a result of Purchaser's default would be extremely difficult to determine and have agreed, after specific negotiation, that the amount of the Earnest Money is a reasonable estimate of Seller's damages and is intended to constitute a fixed amount of liquidated damages in lieu of other remedies available to Seller and is not intended to constitute a penalty. Notwithstanding the foregoing, the liquidated damages limitation set forth above shall have no application to any claim made by Seller against Purchaser based on Purchaser's obligations under the Surviving Obligations, and in the event Seller has a claim against Purchaser based on any such Surviving Obligation, Seller shall be entitled to recover damages for such claim in addition to retention of the Earnest Money. For example, if under
Section 10 of this Agreement Purchaser is obligated to indemnify Seller for damages of Ten Thousand and 00/100 Dollars ($10,000) and Purchaser defaults under this Agreement and if such default is not cured within the applicable cure period, then Seller shall be entitled to receive Ten Thousand and 00/100 Dollars ($10,000) plus the entire Earnest Money plus amounts under Section 23(h) of this Agreement.

          (b) Notwithstanding anything to the contrary contained herein, Purchaser shall promptly notify Seller in writing in the event that Purchaser becomes aware of any breach of any of Seller's representations provided for in this Agreement. Purchaser's failure to give such written notice shall in no instance constitute a default by Purchaser under this Agreement but shall instead only serve to bar Purchaser from raising such matter as a failure of a condition precedent to Purchaser's obligation to close the transaction and shall bar Purchaser from any right to terminate this Agreement because of such breach by Seller of such representations. Purchaser's election to proceed with the Closing shall result in Purchaser's waiver of any remedy resulting from the incorrectness in such representation or warranty of which Purchaser shall have been given written notice as to the falsity thereof before Closing. The foregoing waiver shall survive the Closing.

     18. NOTICES.

     Any notice, demand, request or other communication which either party hereto may be required or may desire to give under this Agreement shall be in writing and shall be deemed to have been properly given if (p) hand delivered (effective upon delivery), (q) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or (r) sent by facsimile (effective upon receipt of mechanical confirmation of transmission) provided that a confirmation copy of such facsimile notice is sent by one of the other methods listed herein, in each case, prepaid and addressed in accordance with Section 0 or Section 10 (as applicable) of the Summary Statement or to such other or additional addresses as either party might designate by written notice to the other party. Any notice permitted or required to be delivered hereunder may be delivered by the attorney for either party hereto.

     19. BROKERS.

     Each of Seller and Purchaser represents and warrants to the other that it has not dealt with any brokers, finders or agents with respect to the transaction contemplated hereby other than the broker(s) set forth in Section 11 of the Summary Statement (collectively, "Brokers"). Seller shall be responsible for all fees, commissions and other amounts due to Brokers as a result of the transactions contemplated herein pursuant to the terms of a separate agreement. Each party agrees to indemnify, defend and hold harmless the other party, its successors, assigns and agents, from and against the payment of any commission, compensation, loss, damages, costs, and expenses (including without limitation reasonable attorneys' fees and costs) incurred in connection with, or arising out of, claims for any broker's, agent's or finder's fees of any person claiming by or through such party other than Brokers. The obligations of Seller and Purchaser under this Section 19 shall survive the Closing and the termination of this Agreement.

     20. LEASING COSTS AND LEASE APPROVAL; EMPLOYEES

          (a) Leasing Costs.

          Except as provided in this Section 20, Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses (collectively, "Leasing Costs") that are due and payable as of the Closing Date with respect to Leases in force as of or prior to Closing; provided, however, that Seller shall have no obligation to pay, and as of Closing, Purchaser shall assume the obligation to pay (i) all Leasing Costs disclosed on Exhibit J, and (ii) all Leasing Costs owed by Purchaser pursuant to the terms of Section 14(g) above.

          (b) Lease Approval.

          After the expiration of the Due Diligence Period, Seller shall not (i) amend any Leases of any portion of the Land and Improvements, (ii) cancel any of such Leases, or (iii) execute any new Leases without the prior written consent of Purchaser (which consent shall not be unreasonably withheld). It shall not be deemed reasonable for Purchaser to withhold consent to any of the foregoing actions, to the extent any amendment or cancellation of a Lease is on commercially reasonable terms, or any new lease provides for payment of rent at the market rate in the general vicinity of the Property. After the Effective Date, Seller shall submit to Purchaser a proposal ("Proposals") describing the economic terms of any proposed lease or amendment, or cancellation of an existing Lease, along with any financial information on the tenant in Seller's possession. Purchaser shall provide its written approval or disapproval of such Proposal within ten (10) days after receipt of any Proposal delivered after the expiration of the Due Diligence Period. If Purchaser fails to provide written notice of its approval or disapproval within such ten (10) day period, Purchaser shall be deemed to have approved such Proposal. In the event Purchaser disapproves any Proposal, Purchaser's notice of disapproval shall include the reasons for such disapproval. In the event Purchaser approves or is deemed to have approved any such Proposal, Purchaser shall be solely responsible for all tenant improvement costs and leasing commissions payable with respect to such Proposal. Seller shall have the right to execute the lease document evidencing a Proposal approved or deemed approved by Purchaser provided the Seller's standard lease form is utilized without material modifications, or with such material modification as shall be identified in any Proposal. If Purchaser unreasonably disapproves any Proposal submitted to Purchaser after the expiration of the Due Diligence Period, Purchaser shall pay Seller at Closing all rent and additional rent that would otherwise have been payable to Seller through the Closing Date pursuant to each disapproved Proposal, net of all brokerage commissions and reasonable tenant improvement costs associated therewith.

          (c) Employees.

          From and after the Closing, Purchaser shall be responsible for all wages, salaries and benefits of the Retained Employees and shall be bound by the Collective Bargaining Agreement dated January 23, 2003, originally by and between BFTG Property Management LLC as agent for Bayview Malls, LLC and the International Brotherhood of Electrical Workers, AFL-CIA, Local Union 606, as amended on January 23, 2004, January 23, 2005 and January 23, 2007 (the "Union Contract"). Purchaser agrees to cause the Company to pay, perform, observe and discharge all of the terms, covenant, conditions, agreements, and obligations contained in the Union Contract arising or accruing from and after Closing Date, and agrees to indemnify and hold Seller harmless from and against all claims, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees and disbursements) which may be asserted against, imposed on or incurred by Seller by reason of Purchaser's failure to comply with the foregoing. Seller agrees to cause the Company to pay, perform, observe and discharge all of the terms, covenant, conditions, agreements, and obligations contained in the Union Contract arising or accruing prior to the Closing Date. Purchaser and Seller each agree to indemnify and hold the other harmless from and against all claims, liabilities, damages and expenses (including, without limitation, reasonable attorney's fees and disbursements) which may be asserted against, imposed on or incurred by the other by reason of Purchaser's or Seller's failure to comply with the foregoing. The obligations set forth in this
Section 20(c) shall survive the Closing of this Agreement, and shall be subject to the Seller's Maximum Liability set forth in Section 17(a) below. Any claim by Purchaser with respect to Seller's obligations set forth in this Section 20(c) shall not be subject to the Seller's Threshold Liability, provided that the aggregate of all such claims exceed the amount of $50,000.

     21. "AS IS" SALE.

     EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER SET FORTH HEREIN AND IN ANY DOCUMENTS EXECUTED AND DELIVERED BY SELLER IN CONNECTION WITH THIS AGREEMENT (COLLECTIVELY, "ANCILLARY DOCUMENTS"), PURCHASER ACKNOWLEDGES AND AGREES THAT IT WILL BE PURCHASING THE INTERESTS BASED SOLELY UPON ITS INSPECTIONS AND INVESTIGATIONS OF THE LAND AND IMPROVEMENTS, AND THAT PURCHASER WILL BE ACCEPTING THE LAND AND IMPROVEMENTS "AS IS" AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE LAND AND IMPROVEMENTS AS OF THE DATE OF THIS AGREEMENT, ORDINARY WEAR AND TEAR AND LOSS BY FIRE OR OTHER CASUALTY OR CONDEMNATION EXCEPTED (SUBJECT TO SECTIONS 12 AND 13) AND THAT SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY,

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT OF THE LAND AND IMPROVEMENTS. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY SET FORTH ELSEWHERE IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, NEITHER SELLER NOR ITS CONSULTANTS, BROKERS OR AGENTS HAS MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND UPON WHICH PURCHASER IS RELYING AS TO ANY MATTERS CONCERNING THE LAND AND IMPROVEMENTS, INCLUDING BUT NOT LIMITED TO: (I) THE CONDITION OF THE LAND OR ANY IMPROVEMENTS COMPRISING THE LAND AND IMPROVEMENTS; (II) THE EXISTENCE OR NON-EXISTENCE OF ANY POLLUTANT, TOXIC WASTE AND/OR ANY HAZARDOUS MATERIALS OR SUBSTANCES; (III) ECONOMIC PROJECTIONS OR MARKET STUDIES CONCERNING THE LAND AND IMPROVEMENTS, OR THE INCOME TO BE DERIVED FROM THE LAND AND IMPROVEMENTS; (IV) ANY DEVELOPMENT RIGHTS, TAXES, BONDS, COVENANTS, CONDITIONS AND RESTRICTIONS AFFECTING THE LAND AND IMPROVEMENTS; (V) THE NATURE AND EXTENT OF ANY RIGHT OF WAY, LEASE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION OR OTHER TITLE MATTER; (VI) WATER OR WATER RIGHTS, TOPOGRAPHY, GEOLOGY, DRAINAGE, SOIL OR SUBSOIL OF THE LAND AND IMPROVEMENTS; (VII) THE UTILITIES SERVING THE LAND AND IMPROVEMENTS; (VIII) THE SUITABILITY OF THE LAND AND IMPROVEMENTS FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; OR (IX) THE COMPLIANCE OF THE LAND AND IMPROVEMENTS WITH ANY ZONING, ENVIRONMENTAL, BUILDING OR OTHER LAWS, RULES OR REGULATIONS AFFECTING THE LAND AND IMPROVEMENTS. SELLER MAKES NO REPRESENTATION OR WARRANTY THAT THE LAND AND IMPROVEMENTS COMPLIES WITH THE AMERICANS WITH DISABILITIES ACT OR ANY FIRE CODE OR BUILDING CODE, EXCEPT WITH RESPECT TO REPRESENTATIONS AND WARRANTIES MADE IN THIS AGREEMENT OR IN ANY ANCILLARY DOCUMENT. PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS THAT PURCHASER MAY HAVE AGAINST SELLER, AND PURCHASER HEREBY AGREES NOT TO ASSERT ANY CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST SELLER RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL CONDITIONS OF, THE LAND AND IMPROVEMENTS, WHETHER KNOWN OR UNKNOWN. As used herein, the terms "Hazardous Substances" and "HAZARDOUS MATERIALS OR SUBSTANCES" mean (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. ss.2601 et seq.; The Hazardous Materials Transportation Act, 49 U.S.C. ss.1802; the Resource Conservation and Recovery Act, 42 U.S.C. ss.9601. et seq.; the Clean Water Act, 33 U.S.C. ss.1251; the Safe Drinking Water Act, 42 U.S.C. ss.300f et seq.; the Clean Air Act, 42 U.S.C. ss.7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively, "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos. Purchaser acknowledges that having been given the opportunity to inspect the Land and Improvements, Purchaser is relying solely on its own investigation of the Land and Improvements and not on any information provided or to be provided by Seller, except for any representations and warranties made in this Agreement or in any Ancillary Document. Purchaser further acknowledges that the information provided and to be provided with respect to the Land and Improvements was obtained from a variety of sources, and that Seller (x) has not made any independent investigation or verification of such information and (y) makes no representations as to the accuracy or completeness of such information, except as provided herein or in any Ancillary Document. The provisions of this Section 21 shall survive the Closing Date.

     Purchaser shall not, without first obtaining the prior written consent of Seller, request that any governmental authority inspect or otherwise evaluate the condition of the Land and Improvements in respect of the existence of any violations of law or municipal ordinances, orders or requirements issued by the departments of building, fire, labor, health or other federal, state, county, municipal or other departments and governmental agencies having jurisdiction against or affecting the Property, and any outstanding work orders, whether any of the foregoing are outstanding as of the Date of Agreement (each, an "Existing Violation") or noticed after the Date of Agreement (each, a "New Violation"; together with the Existing Violations, the "Violations"). Purchaser acknowledges that Seller shall have no cure, restoration, repair or other obligation or liability of any kind or nature with respect to the Violations.

     Purchaser shall not, without first obtaining the prior written consent of Seller, request that any governmental authority inspect or otherwise evaluate the condition of the Property in respect of the existence of Violations, provided that the foregoing shall not prohibit Purchaser from making customary inquiries of governmental authorities as to whether Violations have been noticed by any such governmental authorities.

     22. ASSIGNMENT.

     Purchaser shall neither assign its rights nor delegate its obligations hereunder without obtaining Seller's prior written consent, which consent may be granted or withheld in Seller's sole discretion. Notwithstanding anything to the contrary contained in this Section 22, Purchaser may, following the expiration of the Due Diligence Period, designate an Affiliate (as hereinafter defined) to which the Interests may be conveyed in accordance with this Agreement, provided that concurrently with any such assignment,, such Affiliate assumes, in writing, those obligations imposed under this Agreement upon Purchaser which survive the Closing, and provides a fully executed counterpart thereof to Seller. Any purported or attempted assignment or delegation (other than as expressly permitted above) without obtaining Seller's prior written consent shall be void and of no effect. For purposes of this Section 22, the capitalized term "Affiliate" means any corporation, partnership, joint venture or limited liability company or trust in which (i) Purchaser, OMERS Realty Corporation, or any of their Affiliates, principals or their family members directly or indirectly own more than fifty percent (50%) of the beneficial interests therein and (ii) Purchaser possesses the power to direct the day to day management authority of the entity and (iii) which entity is acceptable to Lender in connection with obtaining its Consent.

     23. MISCELLANEOUS.

          (a) Time is of the essence of each provision of this Agreement.

          (b) This Agreement and all provisions hereof shall extend to, be obligatory upon and inure to the benefit of only the parties hereto and the respective heirs, legatees, successors and permitted assigns of the parties hereto.

          (c) Except as provided herein, this Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State where the Land is located.

          (e) If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be deemed invalid or unenforceable, the remainder of this Agreement and the application of such provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby.

          (f) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

          (g) From and after the date hereof, except as provided in Section 23(m) below, Purchaser shall not prepare and issue any releases of information relating to the sale of the Interests without Seller's consent, and any inquiries regarding the transaction contemplated hereby shall be responded to by Purchaser only after consultation with Seller and with Seller's approval. The provisions of this Section 23(g) shall survive the Closing or earlier termination of this Agreement.

          (h) If either party institutes a legal action against the other relating to this Agreement or any default hereunder, the unsuccessful party to such action will reimburse the successful party for the reasonable expenses of prosecuting or defending such action, including without limitation attorneys' fees and disbursements and court costs. The obligations under this Section 23(h) shall survive the termination of this Agreement.

          (i) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that the Agreement may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

          (j) Notwithstanding anything to the contrary contained herein, under no circumstances shall Purchaser be entitled to communicate with the Tenants at the Property without obtaining Seller's prior written consent which may be withheld or conditioned by Seller in Seller's sole discretion.

          (k) If, under the terms of this Agreement and the calculation of the time periods provided for herein, the Closing Date or any other date to be determined under this Agreement should fall on Saturday, a Sunday, a legal holiday (Federal, New York or Florida), a religious holiday observed by the followers of any major religion practiced in New York, New York on the date hereof, or other date on which banks located in New York, New York, are not open for business, then such date shall be extended to the next business day.

          (l) A facsimile, scanned and e-mailed copy, or photocopy signature on this Agreement, any amendment hereto, any Closing Document or any notice delivered hereunder shall have the same legal effect as an original signature, provided that an original or final copy shall be delivered thereafter; and further provided that nothing herein shall excuse either party from its obligation to deliver an original signature on any document that is intended to be recorded.

          (m) The parties shall keep the terms of this Agreement confidential (and Purchaser shall keep information it learns about the Property and/or the Company confidential) and shall not disclose such terms and, in the case of Purchaser, information, to any other parties without the other party's prior written consent, which consent shall be in each party's sole discretion; provided, however, that each party may, without obtaining such prior written consent, make such disclosures as may be required by applicable laws or agreements by which such party is bound, and to each such party's managers, members, officers, lenders, employees, attorneys, accountants, appraisers, insurance advisors, consultants and similar third party professionals.

          (n) The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded, and Purchaser agrees not to file any lis pendens or other instrument against the Land in connection herewith. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser's rights or the existence of this Agreement against the Land , could cause significant monetary and other damages to Seller and the Company and (ii) hereby indemnifies Seller and the Company and their agents, employees, partners and affiliates from and against any and all liabilities, damages, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and costs incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of Purchaser's obligations under this Section 23(n) and (iii) agrees that a breach of this provision by Purchaser shall immediately entitle Seller to terminate this Agreement and keep the Earnest Money as liquidated damages. The filing of this Agreement with any court in connection with any litigation hereunder shall not be deemed a breach of this Section 23(n). The provisions of this Section 23(n) shall survive the termination of this Agreement.

          (o) Either party shall be permitted to transfer the Interests (or interests in the Property) as part of a tax-free like-kind exchange (the "Exchange") under Section 1031 of the Internal Revenue Code (the "Code"). Accordingly, each party shall cooperate with each other in structuring the transfer of the Interests as a tax-free like-kind exchange (forward and reverse type exchanges included); Purchaser's or Seller's cooperation shall include, but not be limited to, permitting the assignment by of rights under this Agreement to a qualified intermediary (as defined in Treasury Regulation Section 1.1031
(k)-1(g)(4)(iii)), and/or entering into an agreement with a qualified intermediary for the acquisition of the Interests. Notwithstanding the foregoing, the party entering into the Exchange shall fully reimburse, indemnify, defend and hold harmless the other party for all costs and expenses it incurs in connection with the Exchange, and nothing in this Section 23(o) shall permit either party to extend the Closing Date, require either party to take title to any other property, or to incur any additional expenses or liability. The provisions of this Section 23(o) shall survive Closing.

          (p) PURCHASER AND SELLER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY PURCHASER AND SELLER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. SELLER OR PURCHASER, AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY PURCHASER OR SELLER, AS APPLICABLE. THE PROVISIONS OF THIS SECTION 23(p) SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

          (q) Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed trustee, partner, affiliate, subsidiary, beneficiary, principal, member, agent, managing entity, shareholder, director, officer, or employee of Seller (whether direct or indirect), including, without limitation, their attorneys, accountants, consultants, engineers, brokers, and advisors (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section 23(q) shall survive the Closing.

          (r) Purchaser and Seller each represent and warrant to their respective best knowledge that as of the date hereof and as of the Closing Date, the following statements are and shall be true, correct and complete without material misrepresentation or omission: (i) such party is not a Prohibited Person (as defined below), (ii) such party is in compliance with the Anti-Terrorism Laws (as defined below), (iii) such party does not conduct any business or engage in any transaction or dealing with any Prohibited Person, or deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order 13224 (as defined below), and (iv) such party has established policies and procedures designed to prevent and detect money laundering, including processes to meet all applicable anti-money laundering requirements of the USA Patriot Act (as defined below). For purposes of the foregoing representations and warranties: (i) "Anti-Terrorism Laws" are any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them, (ii) "Executive Order 13224" is defined as

Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, (iii) "Prohibited Person" is defined as (a) a person or entity subject to the provisions of Executive Order 13224; (b) a person or entity owned or controlled by, or acting for or on behalf of, an entity that is subject to the provisions of Executive Order 13224; (c) a person or entity with whom Purchaser or Seller is prohibited from dealing by any of the Anti-Terrorism Laws; (d) a person or entity that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order 13224; (e) a person or entity that is named as a "specially designated national and blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control; or (f) a person or entity who is affiliated with a person or entity described in clauses (a) through (e) immediately above, and (g) "USA Patriot Act" is defined as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56, as may be amended from time to time.

          (s) Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall survive the Closing unless any such survival shall be specifically provided for herein.

     24. TAXES.

     The Purchaser and the Seller shall work cooperatively together in an effort to cause the Company's K-1 statements and any other portions of its Tax Returns for the year in which the Closing Date occurs to be filed and adjusted to reflect that the Company was owned by the Seller prior to the Closing Date and by the Purchaser thereafter, with all liabilities for Taxes accruing to the Seller and the Purchaser in complete accord therewith. The obligations contained in this Section 24 shall survive the Closing of this Agreement for a period of three (3) years and shall not be subject to the Seller's Threshold Liability or the Seller's Maximum Liability.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SELLER:                            THOR URBAN OPERATING FUND, L.P.,
                                   a Delaware limited partnership

                                      By: Thor Operating Fund L.L.C., a Delaware
                                          limited liability company, its sole
                                          general partner


                                      By: /s/ Joseph J. Sitt
                                          -----------------------------------
                                      Name:  Joseph J. Sitt, sole member


PURCHASER:                         GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
                                   a Delaware limited partnership

                                      By: Glimcher Properties Corporation, a
                                          Delaware corporation, sole general
                                          partner


                                      By: /s/ George A. Schmidt
                                          -----------------------------------
                                      Name:  George A. Schmidt
                                      Title: Executive Vice President
                                             & Chief Investment Officer

Date Offered:  July 19, 2007

Date Accepted:  July 19, 2007

                                   Schedule 3

                                 Loan Documents


1.   Loan Closing Statement

2.   Summary of Loan Agreement

3.   Loan Agreement

4.   Promissory Note ($57,000,000.00)

5.   Mortgage and Security Agreement

6.   Assignment of Leases and Rents

7.   Guaranty of Recourse Obligations

8.   Environmental Indemnity Agreement

9.   Cash Management Agreement

10.  Restricted Account Agreement

11.  Conditional Assignment of Management Agreement

12.  Assignment of Escrow Agreement

13.  Borrower's Certification

14.  Wachtel & Masyr, LLP New York Legal Opinion

15.  Wachtel & Masyr, LLP Non-Consolidation Legal Opinion

16.  Hunton & Williams LLP Legal Opinion

17. Richards, Layton & Finger Legal Opinions with respect to Thor Merritt Square LLC

18.  Richards, Layton & Finger Legal Opinions with respect to Thor MS, LLC

19.  Borrower's Closing Certificate

20.  Authorization to Wire Funds

21.  Post-Closing Letter

22.  UCC Financing Statements

                                   Schedule 6

                              Permitted Exceptions


     (a) zoning regulations and ordinances which are not violated by existing structures or the present use of the Property;

     (b) financing statements, chattel mortgages and liens on personalty filed more than five (5) years prior to the Closing Date and not renewed, or filed against property or equipment no longer located on the Property, provided the Title Company will provide affirmative insurance or omit same from the Title Policy issued to Purchaser;

     (c) rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes, and related equipment on, over and under the Property provided that such rights do not materially adversely affect the present use of the Property;

     (d) any state of facts that the survey made by Thompson & Associates Land Surveying, Inc., last revised March 24, 2005, may disclose;

     (e) possible variance between tax diagram and record description of the Property;

     (f) Violations (defined in Section 21);

     (g) consents by the Seller or any former owner of the Land for the erection of any structure or structures on, under or above any street or streets on which the Property may abut, as evidenced by a written instrument of record or to Purchaser's actual or constructive knowledge by visual examination of the Property, the survey or otherwise;

     (h) unpaid installments of assessments not due and payable on or before the Closing Date subject to adjustment as hereinafter provided;

     (i) real estate taxes, unfixed or unpaid water charges and sewer rents and vault taxes, if any, whether or not same are liens and any and all assessments, levies or installments thereof becoming liens or payable subsequent to the date hereof not yet due and payable as of the date of Closing subject to adjustment as provided in the Agreement;

     (j) any exception or matter contained in the Title Commitment and not raised by Purchaser in its Exception Notice; and

     (k) exceptions or matters described on Schedule 6.1 attached hereto.

                                  Schedule 6.1

                           Additional Title Exceptions

                                Schedule 8(a)(v)

                               Retained Employees


     Kevin Courtney, Ops Engineer on a full time basis, union member.

     Jimmy Cura, Facility Maintenance on a full time basis, union member.

     Timothy Lindow, Facility Maintenance on a full time basis, union member.

     Michael Merritt, Ops Engineer on a full time basis, union member.

                               Schedule 8(a)(viii)

                            Organizational Documents


Thor Merritt Square LLC
-----------------------

23. Amended and Restated Operating Agreement

24. Certificate of Formation

25. Delaware Good Standing Certificate

26. Florida Good Standing Certificate

27. Written Consent of the Sole Member

28. Written Consent of the General Partner of Thor Urban Operating Fund, L.P.



Thor MS, LLC
------------

29. Amended and Restated Operating Agreement

30. Certificate of Formation

31. Delaware Good Standing Certificate

32. Florida Good Standing Certificate

33. Written Consent of the Sole Member

34. Written Consent of the General Partner of Thor Urban Operating Fund, L.P.

                                Schedule 8(a)(xi)

                              Financial Statements

                               Schedule 8(a)(xii)

                      Suits, Actions, Claims or Proceedings

                               Schedule 8(a)(xiii)

                              Terminated Employees


                                      None

                               Schedule 8(a)(xiv)

                              Notice of Violations


- Fire alarm violation to Inferno Sports Bar; fine of $50,000 currently being appealed.

-    Landlord in violation of JC Penney fire alarm provision.

                                Schedule 8(a)(xv)

                                 Tenant Defaults

                                Schedule 11(a)(v)

                             Form of Title Affidavit


                                 GENERAL PURPOSE
                                    AFFIDAVIT


STATE OF ______________:
                       :ss.
COUNTY OF _____________:


     BEFORE ME, the undersigned authority duly authorized to administer oaths and take acknowledgments, personally appeared __________________ ("Affiants"), who upon being first duly sworn, on oath, depose and say:

     1. That Affiants is the _____________________ of __________________________
("Seller"), which is the fee simple owner of the following described real property located in _______________ County, Florida ("Property"), to wit:

     (FOR LEGAL DESCRIPTION, SEE EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF BY SPECIFIC REFERENCE)

     2. (a) That Seller has full, complete and undisputed possession of the Property and that there are no leases, options, interest or demands held thereon, and

          (b) That no individual, entity or Governmental Authority has any claim against the Property under any applicable laws and that no individual, entity or Governmental Authority is either in possession of the Property or has a possessory interest or claim in the Property, other than Affiants, or

          (c) That the property as described in Exhibit "A" is, at present, in use as a ______________ and that the only parties in possession of the premises are (apartment tenants in possession under unrecorded tenant leases) or (Shopping Center lessees under unrecorded leases as shown on the attached ([rent roll] or [Exhibit ___]) and that none of said leases contain any "Option to Purchase" or "Rights of First Refusal."

     3. That the Property is free and clear of all liens, taxes, special assessments, municipal or county liens, encumbrances and claims of every kind, nature and description whatsoever, except for real estate taxes for the year, which are not yet due and payable, and except for those permitted encumbrances shown on Exhibit "B."

     4. That there are no easements or claims of easements of any type or nature whatsoever not shown by the public records.

     5. (a) That there have been no improvements, alterations or repairs to the Property for which the costs thereof remain unpaid.

or

          (b) All labor, material and/or services, if any, were furnished, completed, and in place not less than 90 days prior to the date of this affidavit and all charges for any labor, material, and/or services whenever furnished have been paid in full, and the undersigned has not received notice from any laborer, materialman, or subcontractor, pursuant to the provisions of F.S.A. Chapter 713.06.

          NOTE: The undersigned is requested to delete either paragraph 5(a) or paragraph 5(b) as only one statement will be correct.

     6. That there are no construction, mechanic's, materialmen's or laborer's liens against the Property.

     7. That Affiants know of no violations of Municipal Ordinances pertaining to the Property.

     8. That there are no Federal or State tax claims, liens or penalties assessed against Affiants, and there are no judgments against Affiants unsatisfied of record in the courts of any State or of the United States of America.

     9. Seller has not executed any instruments or taken any actions which would create an interest in or affect the title to the Property or any portion thereof which remain unrecorded as of the date hereof, and will not execute any such instruments or take any such actions prior to the [delivery/recording] of the instrument to be insured pursuant to Chicago Title Insurance Company's Commitment No. ________________.

     The foregoing notwithstanding, it is hereby covenanted and agreed and expressly made a part of this agreement that the liability of the undersigned hereunder, as to this paragraph 9, shall cease and terminate at such time as the Company shall have completed all of its various title searches covering the lands referenced in Exhibit "A" through the date of recording of the documents required to establish the interest(s) to be insured, required for the issuance of the above policy; provided, however, that 1) no rights, interests, liens, claims, encumbrances, or defects in title, or any rights existing by reason of or in consequence thereof, or growing out of, are disclosed by the said various title searches and examination; 2) there is then pending no suit, action, or proceeding either direct or collateral, to assert, establish, or enforce the said mentioned rights, interests, liens, claims, encumbrances, or defects in title, or any rights existing or arising by reason of or in consequence thereof or growing out thereof; 3) that no judgment, order, or decree rendered in any such proceeding remains unsatisfied; and 4) that the undersigned is not in default in the performance of any of the terms, covenants and conditions hereof.

     10. Section 1445 of the Internal Revenue Code provides that the purchaser of a U.S. real property interest must withhold tax if the seller is a foreign person or a foreign corporation, partnership, trust or estate. Affiants, to inform Purchaser that withholding of tax is not required upon disposition of the referenced U.S. property interest, hereby certifies as to the following:

          (a) That the seller is not a foreign person, foreign trust or estate for the purposes of U.S. income taxation; and

          (b) That the Social Security Number or Tax Payer Id number for _______________________ is ______________________; and

          (c) That Affiants understand that this certification may be disclosed to the Internal Revenue Service by Purchaser, and that any false statement made herein may be punishable by fine, imprisonment, or both.

     11. That this Affidavit is given for the express purpose of inducing _________________ to purchase the Property and to induce CHICAGO TITLE INSURANCE COMPANY to issue an Owner's Policy of Title Insurance, and Affiants know and acknowledge that this Affidavit is being relied upon for all of the facts contained herein.

     12. That this Affidavit is made and given by Affiants with full knowledge of applicable Florida laws regarding sworn Affidavits and liabilities resulting from false statements and misrepresentations therein.

     The Affiants hereby request that Chicago Title Insurance Company issue its Policy of title insurance upon said real estate described in Exhibit "A" without General Exceptions I, 4, and 5, shown in the Commitment referenced above. We do hereby jointly and severally agree to indemnify and hold Chicago Title Insurance Company harmless of and from all loss, cost, damage and expense of every kind, including attorneys' fees, which Chicago Title Insurance Company shall sustain or become liable for under its policy now to be issued on account of reliance on the statements made herein, including but not limited to any matters that may be recorded between the effective date of the Commitment above and the time of the recording of the same instruments described in said Commitment.

     IN WITNESS WHEREOF, we have set our hands and seals unto this instrument this ______ day of ___________________, 20____.



                                        ____________________________________
                                        Typed Name:_________________________



     Subscribed and sworn before me this ______ day of ____________________, 20____, by _____________________________. He/She is personally known to me or has produced _____________________________ as identification.


(Notary Seal)

                                        ____________________________________
                                        Typed Name:_________________________
                                        Title or Rank:  Notary Public of Florida
                                        Commission Number:__________________

                                    EXHIBIT A
                                    ---------

                            Legal Description of Land
                            -------------------------


                                 [See Attached]

                                   Exhibit "A"
                                  Real Property

A portion of Section 36, Township24 South, Range 36 East, Brevard County, Florida, being more particularly described as follows:

Commence at the West 1/4 corner of said Section 36; thence North 89 degrees 29'32" East along the north line of the Cocoa Beach Area Chamber of Commerce Parcel and its westerly extension a distance of 520.00 feet to the Northeast corner of said Cocoa Beach Area Chamber of Commerce Parcel, said point being the POINT OF BEGINNING of the following described parcel; thence North 00 degrees 33'31" West along the west line of the East 800 feet of the West half (W 1/2) of the Northwest Quarter (NW 1/4) of said Section36 a distance of 529.01 feet to a rebar; thence North 88 degrees 44'15" East along the north line of the South
529.16 feet of the East 800 feet of said W 1/2 of NW 1/4 a distance of 550.28 feet to a nail in pavement on the south line of the Financial Center Parcel; thence North 73 degrees 19'14" East along said Financial Center Parcel a distance of 290.17 feet to a nail in pavement; thence North 00 degrees 33'32" West along said Financial Center Parcel a distance of 372.13 feet to a nail in pavement on the southerly right-of-way line of State Road 520 (East Merritt Island Causeway)(200 foot right-of -way); thence North 88 degrees 42"06" East along said right-of-way line a distance of 1312.91 feet to a rebar marking the intersection of said right-of-way line with the westerly right-of-way line of Sykes Creek Parkway (150 foot right-of-way); thence South 02 degrees 46'45" East along said right-of-way line of Sykes Creek Parkway a distance of 1.94 feet to a rebar marking the point of curvature of a circular curve to the left, having a radius of 3339.77 feet and a central angle of 11 degrees 13'44"; thence along said curved right-of-way line an arc distance of 654.53 feet (Chord: South 08 degrees 23'37" East, 653.48 feet) to a rebar marking the point of reverse curvature of a circular curve to the right, having a radius of 3189.77 feet and a central angle of 11 degrees 13'44"; thence along said curved right-of-way line an arc distance of 625.13 feet (Chord: South 08 degrees 23'37" East, 624.13 feet) to a rebar marking the point of tangency of said curve; thence South 02 degrees 46'45" East along said right-of-way line a distance of 551.26 feet to a rebar marking the intersection of said right-of-way line with the northerly right-of-way line of Fortenberry Road (60 foot right-of-way); thence South 89 degrees 30'46" West along said right-of-way line a distance of 1538.11 feet to a nail in pavement marking the point of curvature of a circular curve to the right, having a radius of 542.96 feet and a central angle of 45 degrees 02'51"; thence along said curved right-of-way line an arc distance of 426.89 feet (Chord: North 67 degrees 57'49" West, 415.98 feet) to a rebar marking the point of tangency of said curve; thence North 45 degrees 26'23" West along said right-of-way line a distance of 588.46 feet to a rebar marking the southeast corner of said Cocoa Beach Area Chamber of Commerce Parcel; thence North 00 degrees 33'31" West along the east line of said Cocoa Beach Area Chamber of Commerce Parcel a distance of 234.35 feet to the POINT OF BEGINNING.

LESS AND EXCEPT a portion of the above-described parcel (the Burdines parcel) being more particularly described as follows:

Commence at a rebar marking the intersection of the westerly right-of-way line of Sykes Creek Parkway (150 foot right-of-way) with the southerly right-of-way line of State Road 520 (East Merritt Island Causeway) (200 foot right-of-way); thence South 88 degrees 42'06" West along said right-of-way line of State Road 520 a distance of 886.87 feet to the intersection of said right-of-way line with the northerly extension of the east line of said Burdines Parcel; thence South 00 degrees 3331" East along said northerly extension a distance of 405.87 feet to a nail in pavement marking the Northeast corner and POINT OF BEGINNING of the following described parcel; thence South 00 degrees 33'31" East a distance of
300.00 feet to a nail in pavement; thence South 89 degrees 26'29" West a distance of 420.00 feet to a rebar; thence North 00 degrees 33'31" West a distance of 300.00 feet to a nail in pavement; thence North 89 degrees 26'29" East a distance of 420.00 feet to the POINT OF BEGINNING.

AND ALSO LESS AND EXCEPT a portion of the above-described parcel (the Sears Parcel) being more particularly described as follows:

Commence at the West 1/4 corner of said Section 36; thence North 89 degrees 29'32" East along the north line of the Cocoa Beach Area Chamber of Commerce Parcel and its westerly extension a distance of 520.00 feet to the Northeast corner of said Cocoa Beach Area Chamber of Commerce Parcel; thence continue North 89 degrees 29'32" East a distance of 59.99 feet to the POINT OF BEGINNING of the following described parcel; thence North 00 degrees 33'31" West a distance of 445.42 feet to a nail in pavement marking the point of curvature of a circular curve to the right, having a radius of 50.00 feet and a central angle of 89 degrees 16'28"; thence along said curve an arc distance of 77.91 feet (chord: North 44 degrees 05'22" East, 70.26 feet) to a nail in pavement marking the point of tangency of said curve; thence North 88 degrees 44' 15" East a distance of 427.27 feet to a nail in pavement; thence North 74 degrees 01'36" East a distance of 137.83 feet to a nail in pavement; thence South 00 degrees 33'31" East a distance of 204.16 feet to a nail in pavement; thence South 07 degrees 00'32" West a distance of 47.34 feet to a nail in pavement; thence South 00 degrees 33'31" East a distance of 426.96 feet to a nail in pavement; thence South 88 degrees 44'15" West a distance of 603.29 feet to a nail in pavement; thence North 00 degrees 33'31" West a distance of 148.17 feet to the POINT OF BEGINNING.

AND ALSO LESS AND EXCEPT a portion of the above-described parcel (the Dillard's Expansion Parcel) being more particularly described as follows:

A parcel of land lying in Section 36, Township 24 South, Range 36 East, Brevard County, Florida; said subject parcel being more fully described as follows:

Commence at the intersection of the West right-of-way line of Sykes Creek Parkway, a 150.00 foot wide right-of-way as recorded in O.R. Book 950, page 0123 with the North right-of-way line of Fortenberry Road, a 60.00 foot wide right-of-way as recorded in O.R. Book 1103, page 0170 and O.R. Book 1103, page 0172, all of the Brevard County Public Records and shown on Sheet 14 of 15 of the State Road 520 Right-of-Way Map,

Section 70100-2544; thence South 89 degrees 59' 25" West, along said North right-of-way line, a distance of 79750 feet to the Point-of-Beginning of the lands herein described; thence continue South 89 degrees 59' 25" West, along said North right-of-way line, a distance of 75.00 feet; thence departing said North right-of-way line, North 00 degrees 00' 35" West, a distance of 126.67 feet; thence South 89 degrees 59' 25" West, parallel with said North right-of-way line, a distance of 299.21 feet; thence North 00 degrees 00' 35" West, a distance of 151.34 feet; thence North 89 degrees 54' 36" East, a distance of 35.50 feet; thence North 00 degrees 05' 24" West, a distance of
322.35 feet; thence North 89 degrees 51' 31" East, a distance of 156.66 feet; thence North 00 degrees 08' 29" West, a distance of 36.56 feet; thence North 89 degrees 51' 31" East, a distance of 52.47 feet to the exterior face of the West wall of the "Dillard's" (a.k.a. "Ivey's") store; thence along said exterior face of the West wall the following eleven (11) courses to wit: North 00 degrees 00' 17" West, a distance of 1.19 feet; South 89 degrees 59' 43" West, a distance of
0.33 feet; North 00 degrees 00' 17" West, a distance of 1.33 feet; North 89 degrees 59' 43" East, a distance of 0.45 feet; North 00 degrees 00' 17" West, a distance of 5.68 feel; South 89 degrees 59' 43" West, a distance of 0.48 feet; North 00 degrees 00' 17" West, a distance of 1.39 feet; North 89 degrees 59' 43" East, a distance of 0.36 feet; North 00 degrees 00' 17" West, a distance of 1.50 feet; South 89 degrees 59' 43" West, a distance of 0.26 feet; North 00 degrees 04' 52" West, a distance of 209.07 feet; thence departing said exterior face of the west wall, North 89 degrees 54'34" East, a distance of 45.02 feet; thence South 00 degrees 03'55" East, a distance of 7.52 feet; thence North 89 degrees 56'05" East, a distance of 16.10 feet; thence South 00 degrees 06'52" West, a distance of 7.46 feet; thence South 89 degrees 58'55" East, a distance of 88.29 feet; thence North 00 degrees 01'11" East, a distance of7.50 feet; thence North 89 degrees 53'35" East, a distance of 16.08 feet; thence North 00 degrees 06'25" West, a distance of 7.53 feet; thence North 89 degrees 57'12" East, a distance of 45.19 feet to a point on the northerly projection of the exterior face of the east wall of said "Dillard's" (a.k.a.: "Ivey's") store; thence South 00 degrees 02'37" East, along said northerly projection and said exterior face of the east wall, a distance of 142.93 feet; thence continue along said exterior face of the east wall the following six (6) courses, to wit: North 89 degrees 57'23" East, a distance of 0.78 feet; South 00 degrees 02'37" East, a distance of 1.04 feet; South 89 degrees 57'23" West, a distance of 0.71 feet; South 00 degrees 02'37" East, a distance of 0.07 feet; South 89 degrees 57'23" West, a distance of 0.41 feet; South 00 degrees 03'00" East, a distance of 30.35 feet; thence departing said exterior face of the east wall, North 89 degrees 54'36" East, a distance of
150.45 feet; thence South 00 degrees 05'24" East, a distance of 106.67 feet; thence North 89 degrees 54'36" East, a distance of 63.40 feet; thence South 00 degrees 05'24" East, a distance of 315.93 feet; thence South 89 degrees 54'36" West, a distance of 294.25 feet; thence South 00 degrees 00'35" East, a distance of 260.63 feet to the Point of Beginning.

AND ALSO LESS AND EXCEPT a portion of the "Real Property" being more particularly described as follows: (being the same lands as being conveyed on the date hereof to Thor MS, LLC, by Special Warranty Deed)

A parcel of land lying in the Northwest l/4 of Section 36, Township 24 South, Range 36 East, lying Southerly of the South line of the plat of "Highland Park Subdivision Section

Two", as recorded in Plat Book 10, Page 12, Westerly of the West line, and its Northerly extension, of the lands per Official Records Book 2907, Page 1954, Northerly of the Northerly right of way line of the 60.00 foot wide right-of-way of Fortenberry Road per Official Records Book 1103, Page 170, all references being recorded in the Public Records of Brevard County, Florida, and Easterly of the East line of the West 520.00 feet, by right angle measure, of said Northwest 1/4; said subject parcel being more particularly described as follows:

Commence at the Southwest comer of said Northwest 1/4; thence North 89 degrees 34' 50" East, along the South line of said Northwest 1/4; a distance of 520.01 feet to said East line of said West 520.00 feet and the Point of Beginning of the lands herein described; thence North 00 degrees 04' 52" West, along said East line, a distance of525.48 feet to said South plat line; thence North 89 degrees 12' 54" East, along said South line, a distance of 58.50 feet to the Northerly extension of said West line of the lands per Official Records Book 2907, Page 1954; thence South 00 degrees 08' 11" East, along said extension and West line, a distance of 679.37 feet to the Southwest corner of said lands per Official Records Book 2907, Page 1954; thence North 89 degrees 51' 49" East, along the South line of said lands, a distance of 15.85 feet; thence departing said South line, South 00 degrees 04' 52" East, parallel with and 75.00 East, by right angle measure, of said East line of the West 520.00 feel, a distance of
160.03 feet to said Northerly right of way line; thence North 44 degrees 57' 44" West, along said Northerly right of way line, a distance of 106.29 feet to said East line of the West 520.00 feet; thence North 00 degrees 04' 52" West, along said East line, a distance of237.87 feet to the Point of Beginning.

TOGETHER WITH:

Easements for ingress/egress for the benefit of the "Developer Tract," PARCEL I, and PARCEL II more particularly described in that certain Construction, Operation and Reciprocal Easement Agreement between JOHN HANCOCK LIFE INSURANCE COMPANY and J.B. IVEY & COMPANY, recorded in Official Records Book 4581, Page 3363, affected by Four-Party Tie-In Agreement among JOHN HANCOCK LIFE INSURANCE COMPANY, J.B. IVEY & COMPANY, BURDINES, INC., and SEARS ROEBUCK AND CO., recorded in Official Records Book 4581, Page 3462, Public Records of Brevard County, Florida, over and across the following described properties ("Sears Tract" and "Burdines Tract"):

SEARS TRACT:

Commence at the West 1/4 comer of said Section 36; thence North 89 degrees 29'32" East along the north line of the Cocoa Beach Area Chamber of Commerce Parcel and its westerly extension a distance of 520.00 feet to the Northeast comer of said Cocoa Beach Area Chamber of Commerce Parcel; thence continue North 89 degrees 29'32" East a distance of 59.99 feet to the POINT OF BEGINNING of the following described parcel; thence North 00 degrees 33'31" West a distance of
445.42 feet to a nail in pavement marking the point of curvature of a circular curve to the right, having a radius of 50.00 feet and a central angle of 89 degrees 16'28"; thence along said curve an arc distance of

77.91 feet (chord: North 44 degrees 05'22" East, 70.26 feet) to a nail in pavement marking the point of tangency of said curve; thence North 88 degrees 44'15" East a distance of 427.27 feet to a nail in pavement; thence North 74 degrees 0I'36" East a distance of 137.83 feet to a nail in pavement; thence South 00 degrees 33'31" East a distance of 204.16 feet to a nail in pavement; thence South 07 degrees 00'32" West a distance of 47.34 feet to a nail in pavement; thence South 00 degrees 33'31" East a distance of 426.96 feet to a nail in pavement; thence South 88 degrees 44'15" West a distance of 603.29 feet to a nail in pavement; thence North 00 degrees 33'31" West a distance of 148.17feet to the POINT OF BEGINNING.


BURDINES TRACT:

Commence at a rebar marking the intersection of the westerly right-of-way line of Sykes Creek Parkway (150 foot right-of-way) with the southerly right-of-way line of State Road 520 (East Merritt Island Causeway) (200 foot right-Of-way); thence South 88 degrees 42'06" West along said right-of-way line of State Road 520 a distance of 886.87 feet to the intersection of said right-of-way line with the northerly extension of the east line of said Burdines Parcel; thence South 00 degrees 33'31" East along said northerly extension a distance of 405.87 feet to a nail in pavement marking the Northeast comer and POINT OF BEGINNING of the following described parcel; thence South 00 degrees 33'31" East a distance of
300.00 feet to a nail in pavement; thence South 89 degrees 26'29" West a distance of 420.00 feet to a rebar; thence North 00 degrees 33'31" West a distance of 300.00 feet to a nail in pavement; thence North 89 degrees 26'29" East a distance of 420.00 feet to the POINT OF BEGINNING.


TOGETHER WITH Easements for the benefit of "Developer Tract", PARCEL I, and PARCEL II reserved in Declaration of Restrictions, Protective Covenants and Easements for Merritt Square Financial Center, recorded December31, 1998 in Official Records Book 3947,page 1, Amended by Amendment filed March 18, 1999 in Official Records Book 3982, page 58, subject to the terms, provisions and conditions set forth in said instruments.

TOGETHER WITH non-exclusive easement(s) for the benefit of "Developer Tract" PARCELI, as created by Operating Agreement by and between MERRITT SQUARE ASSOCIATES, a Joint Venture, ALSTORES REALTY CORPORATION, a Delaware corporation, ALLIED STORES CORPORATION, a Delaware corporation, filed in Official Records Book 1062, page 458, as modified by First Modification of Operating Agreement filed in Official Records Book 1079, page 574, Second Modification of Operating Agreement filed in Official Records Book 1154, page 1012, Third Modification of Operating Agreement filed in Official Records Book 2912, page 2170, as affected by Four-Party Tie-In Agreement among JOHN HANCOCK LIFE INSURANCE COMPANY, J.B.IVEY & COMPANY, BURDINES, INC., and SEARS, ROEBUCK AND CO., recorded in Official Records Book 4581, Page 3462, and as further modified by Fourth Modification to Operating Agreement filed in Official

Records Book 4581, Page 3515, all of the Public Records of Brevard County, Florida, for utility purposes, over, under and across the lands described therein. Subject to the terms, provisions and conditions contained in said instrument(s).

TOGETHER WITH non-exclusive easement(s) for the benefit of "Developer Tract", PARCEL I, as created by Construction, Operating and Reciprocal Easement Agreement with SEARS, ROEBUCK AND CO., a New York corporation, filed in Official Records Book 2907, page 2925, as affected by Four-Party Tie-In Agreement among JOHN HANCOCK LIFE INSURANCE COMPANY, J.B. IVEY & COMPANY, BURDINES, INC., and SEARS, ROEBUCK AND CO., recorded in Official Records Book 4581, Page 3462, all of the Public Records of Brevard County, Florida, for ingress, egress, parking, utilities and encroachments, over, under and across the lands described therein. Subject to the terms, provisions and conditions contained in said instrument(s).

                                   Exhibit "A"
                                  Real Property

A parcel of land lying in the Northwest 1/4 of Section 36, Township 24 South, Range 36 East, lying Southerly of the South line of the plat of "Highland Park Subdivision Section Two", as recorded in Plat Book 10, Page 12, Westerly of the West line, and its Northerly extension, of the lands per Official Records Book 2907, Page 1954, Northerly of the Northerly right of way line of the 60.00 foot wide right of way of Fortenberry Road per Official Records Book 1103, Page 170, all references being recorded in the Public Records of Brevard County, Florida, and Easterly of the East line of the West 520.00 feet, by right angle measure, of said Northwest 1/4; said subject parcel being more particularly described as follows:

Commence at the Southwest corner of said Northwest 1/4; thence North 89 degrees 34' 50" East, along the South line of said Northwest 1/4; a distance of 520.0l feet to said East line of said West 520.00 feet and the Point of Beginning of the lands herein described; thence North 00 degrees 04' 52" West, along said East line, a distance of 525.48 feet to said South plat line; thence North 89 degrees 12' 54" East, along said South line, a distance of 58.50 feet to the Northerly extension of said West line of the lands per Official Records Book 2907, Page 1954; thence South 00 degrees 08' 11" East, along said extension and West line, a distance of 679.37 feet to the Southwest corner of said lands per Official Records Book 2907, Page 1954; thence North 89 degrees 51' 49" East, along the South line of said lands, a distance of 15.85 feet; thence departing said South line, South 00 degrees 04' 52" East, parallel with and 75.00 East, by right angle measure, of said East line of the West 520.00 feet, a distance of
160.03 feet to said Northerly right of way line; thence North 44 degrees 57' 44" West, along said Northerly right of way line, a distance of 106.29 feet to said East line of the West 520.00 feet; thence North 00 degrees 04' 52" West, along said East line, a distance of237.87 feet to the Point of Beginning.

                                    EXHIBIT B
                                    ---------

                List of Equipment, Fixtures and Personal Property
                -------------------------------------------------

                                    EXHIBIT C
                                    ---------

                                   Lease List
                                   ----------


                                 [See attached]

                                    EXHIBIT D
                                    ---------

                                List of Contracts
                                -----------------


                 Alarm (mall & pavilion) - ADT

                 Chiller Maint - System Tech

                 Electric Demand Reduction - FPL

                 Housekeeping - Jani King

                 Landscaping Ext - FL Lawn Choppers

                 Landscaping Int - Pat Minder

                 Music - Muzak

                 Omni - Copier

                 Parking Lot Sweeping - Nicks Lawn Service

                 Phone & Internet - Nuvox

                 Phone Hold Message - Telephonetics

                 Pond Spraying - Comfix

                 Security - Allied Barton

                 Water Treatment - TLC Services

                                    EXHIBIT E
                                    ---------

                                ESCROW AGREEMENT
                                ----------------


     THIS ESCROW AGREEMENT is made and entered into on this ____ day of ________________ ____, 2007 by and among Thor Urban Operating Fund, L.P., a Delaware limited partnership (the "Seller"), _________________ (the "Purchaser") and _______________________ (the "Escrow Agent").

                                    RECITALS
                                    --------

     A. Seller and Purchaser have entered into that certain Membership Interest Purchase and Sale Agreement of even date herewith (the "Agreement"), providing for the sale by Seller of the membership interests in Thor MS, LLC and Thor Merritt Square LLC, the owners of the property commonly known as Merritt Square, Merritt Island, Florida (the "Property").

     B. The parties wish to enter into this Escrow Agreement to provide for the closing of the transaction contemplated by the Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. On or before the Closing Date set forth in the Agreement:

          a. Seller will deposit or will cause to be deposited with the Escrow Agent the following documents:

               (i) Assignment and Assumption of Membership Interests executed by Seller (the "Assignment and Assumption");

               (ii) Non-Foreign Affidavit executed by Seller;

               (iii) Evidence of Seller's existence and authority to perform its obligations under the Agreement;

               (iv) A certificate executed by Seller recertifying the representations and warranties contained in the Agreement; and

               (v) All other items required by Section 11(a) of the Agreement.

          b. Purchaser will deposit or will cause to be deposited the following documents: (i) Purchaser's counterpart of the Assignment and Assumption executed by Purchaser;

               (ii) A certificate executed by Purchaser recertifying the representations and warranties contained in the Agreement;

               (iii) Wire transfer of funds in the amount required to close as shown on the Closing Statement; and,

               (iv) All other items required by Section 11(b) of the Agreement.

          c. Purchaser and Seller (or their respective attorneys) will jointly deposit the following:

               (i) Closing and Proration Statement (the "Closing Statement").

     2. When Escrow Agent has received all of the deposits listed in Section 1 above and is prepared to issue the Title Policy or other Purchaser Title Protection Documents (collectively, the "Title Policy") having an effective date as of the Closing Date and insuring the title of Purchaser in the Land, subject only to those matters permitted by the Agreement, Escrow Agent is then authorized and instructed to simultaneously proceed as follows:

          a. Pay the disbursements as shown on the Closing Statement from funds deposited by Purchaser.

          b. Deliver to Purchaser the Title Policy, one original of the Assignment and Assumption, the recertification of the representations and warranties, the Closing Statement and copies of all other deposits.

          c. Deliver to Seller one original of the Assignment and Assumption, the Closing Statement and copies of all other deposits made hereunder.

     3. If Escrow Agreement is not prepared to issue the Title Policy or if Escrow Agent is not able to comply with the other instructions contained herein on or before 5:00 p.m. on the Closing Date, Escrow Agent is hereby authorized and directed to continue to comply with this Escrow Agreement until Escrow Agent has received a written demand from any party hereto for the return of the deposits made hereunder by said party. Upon receipt of such demand, Escrow Agent is hereby authorized and directed to return to the party making such demand the deposits made by such party without notice to any other party and may return all remaining deposits to the respective depositors thereof, except that, notwithstanding the terms hereof, joint deposits of documents shall be destroyed.

     4. The Escrow Agent shall be entitled to rely and act upon any written instrument received by it from either party, and if a corporation, purporting to be executed by an officer thereof, and if a partnership, purporting to be executed by a general partner thereof and shall not be required to inquire into the authority of such officer or partner or the correctness of the facts stated in said instrument. By acceptance of this agreement, Escrow Agent agrees to use its best judgment and good faith in the performance of any of its obligations and duties under this Agreement and shall incur no liability to any person for its acts or omissions hereunder, except for those acts or omissions which may result from its gross negligence or willful misconduct.

     5. The Escrow Agent shall be reimbursed for any reasonable expenses incurred by it hereunder, including the reasonable fees of any attorneys that it may wish to consult in connection with the performance of its duties hereunder. Such compensation and expenses shall be paid and reimbursed to the Escrow Agent one-half by Purchaser and one-half by Seller.

     6. In the event of a dispute between any of the parties hereto as to their respective rights and interests hereunder, the Escrow Agent shall be entitled to hold any and all cash then in its possession hereunder until such dispute shall have been resolved by the parties in dispute and the Escrow Agent shall have been notified by instrument jointly signed by all of the parties in dispute, or until such dispute shall have been finally adjudicated by a court of competent jurisdiction.

     7. Any notice which any party may be required or may desire to give hereunder shall be deemed to have been duly given when personally delivered, on the next business day if sent by overnight courier, or on the fourth business day after mailing by certified or registered mail, postage prepaid, addressed as set forth in the Agreement, or to such other address as a party hereto may designate by a notice to the other parties. Any notice mailed, sent by facsimile transmission, or given to the Escrow Agent shall be deemed given only when received.

     9. The Escrow Agent hereby consents and agrees to all of the provisions hereof, and agrees to accept, as Escrow Agent hereunder, all cash and documents deposited hereunder, and agrees to hold and dispose of said cash and documents deposited hereunder in accordance with the terms and provisions hereof.

     10. This Escrow Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     11. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

SELLER: THOR URBAN OPERATING FUND, L.P., a Delaware limited partnership, its sole member

                                By: Thor Operating Fund L.L.C., a Delaware
                                    limited liability company, its general
                                    partner


                                    By:_____________________________________
                                    Name: Joseph J. Sitt, sole member


PURCHASER:                      GLIMCHER PROPERTIES LIMITED PARTNERSHIP,
                                a Delaware limited partnership

                                By: Glimcher Properties Corporation, a Delaware
                                    corporation, sole general partner


                                    By:_____________________________________

                                    Name:___________________________________

                                    Title:__________________________________


ESCROW AGENT:


______________________________

By:___________________________

Name:_________________________

Title:________________________

                                    EXHIBIT F
                                    ---------

                       Form of Tenant Estoppel Certificate
                       -----------------------------------


TENANT:__________________________
DATE OF LEASE:___________________
AMENDED:_________________________
PREMISES:________________________


To:


The undersigned hereby certifies as follows:

1. The undersigned is the "Tenant" under the above-referenced Lease ("Lease") covering the above-referenced Premises ("Premises").

2. The Lease constitutes the entire agreement between landlord under the Lease ("Landlord") and Tenant with respect to the Premises and the Lease has not been modified or amended in any respect except as set forth above.

3. The term of the Lease commenced on ____________, ____, and, including any presently exercised option or renewal term, will expire on ________________, 20__. Tenant has accepted possession of the Premises and is the actual occupant in possession and has not sublet or assigned its leasehold interest except _______________. All improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and any tenant improvement allowances have been paid in full.

4. As of this date, there exists no default, nor state of facts which, with notice, the passage of time, or both, would result in a default on the part of either Tenant or Landlord.

5. Tenant is currently obligated to pay annual rental in monthly installments of $[specify base and percentage rent as applicable] per month and monthly installments of annual rental have been paid through ______________, 20__. In addition, the Lease requires additional rent based on increases in operating costs and taxes. No other rent has been paid in advance and Tenant has no claim or defense against Landlord under the Lease and is asserting no offsets or credits against either the rent or Landlord. Tenant has no claim against Landlord for any security or other deposits except $____________ which was paid pursuant to the Lease.

6. Tenant has no option or preferential right to lease or occupy additional space within the property of which the Premises are a part except _____________. Tenant has no option or preferential right to purchase all or any part of the Premises. Tenant has no right to renew or extend the terms of the Lease except
_________________________.

7. Tenant has made no agreements with Landlord or its agent or employees concerning free rent, partial rent, rebate of rental payments or any other type of rental or other concession except as expressly set forth in the Lease.

8. There has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

This Certificate is made to ____________________ in connection with the prospective purchase by __________________ or its nominee of the Interests in the Company which owns the Premises.

This Certificate may be relied on by _________________________, any other party which acquires an interest in the Company or by the Lender.

Dated this ______ day of _________________, 2007.



                                        _______________________________________

                                        By:____________________________________
                                        Its:___________________________________
                                                        "TENANT"

                                    EXHIBIT G
                                    ---------
                ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTERESTS
                -------------------------------------------------


     THIS ASSIGNMENT AND ASSUMPTION MEMBERSHIP INTERESTS (this "Assignment") is entered into as of the ____ day of ____________, 200__ ("Effective Date"), between THOR URBAN OPERATING FUND, L.P., a Delaware limited partnership ("Assignor"), with an office at 139 Fifth Avenue, New York, New York; and [ ] ("Assignee"), with an office .

     WHEREAS, Assignor is the owner and holder of a one hundred (100%) percent membership interest (the "Membership Interest") in Thor MS, LLC and Thor Merritt Square LLC, each a Delaware limited liability company (collectively, the "Company");WHEREAS, pursuant to the terms of that certain Membership Interest Purchase and Sale Agreement dated as of , 2007 between Assignor and Assignee, Assignor has agreed to sell and Assignee has agreed to purchase the Membership Interest and to execute this Assignment in connection therewith.

     NOW, THEREFORE, for ten ($10.00) dollars and other good and valuable consideration paid by Assignee to Assignor, Assignor and Assignee hereby agree as follows:

     1. Assignment. Assignor hereby sells, assigns, transfers and conveys to Assignee the Membership Interest.

     2. Assumption. Assignee hereby accepts from Assignor the Membership Interest, and assumes all of the obligations and liabilities of Assignor, as the holder of the Membership Interest, accruing from and after the date hereof.

     3. Adoption of Operating Agreement. Assignee hereby accepts and adopts all of the terms and conditions of the operating agreement of the Company from and after the date hereof, and agrees to be bound by all the terms, articles and conditions thereof.

     4. Withdrawal. Assignor hereby withdraws as a member from the Company (the "Withdrawal"). The Withdrawal shall be effective as of the date hereof, without the need for execution of any additional documentation.

     5. Effective Date. This Assignment is effective as of the date hereof, and from and after the date hereof that portion of the net profits or net losses and cash flow of the Company allocable to the Membership Interest shall be credited, charged or distributed, as the case may be, to Assignee and not to Assignor.

     6. Indemnification of Assignee. The Assignor shall indemnify, defend and hold harmless Assignee, its agents, employees, officers, directors, managers, members, legal representatives, successors and assigns from and against any liability, loss, cost or expense (including but not limited to reasonable attorney's fees and expenses) incurred by Assignee as a result of such

Assignor's failure to perform any of its obligations as holder of the Membership Interest to the extent that such obligations accrued prior to the date hereof; provided, however, that Assignor's obligations under this Paragraph 6 shall not exceed Seller's Maximum Liability (as defined in Section 17 of the Purchase Agreement).

     7. Indemnification of Assignor. Assignee shall indemnity, defend and hold harmless Assignor, its agents, employees, officers, directors, managers, members, legal representatives, successors and assigns from and against any liability, loss, cost or expense (including but not limited to reasonable attorney's fees and expenses) incurred by Assignor as a result of Assignee's failure to perform any of its obligations as holder of the Membership Interest to the extent that such obligations accrue on or after the date hereof.

     8. Delinquent Rents. Notwithstanding anything to the contrary in this Assignment, (i) Assignor hereby reserves the right to collect and retain delinquent rentals as described on Schedule A; and (ii) the liability of Assignor hereunder shall be limited as set forth in the Purchase Agreement, including, without limitation, Sections 17 and 23(r) of the Purchase Agreement.

     9. Miscellaneous. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective legal or personal representatives, heirs, executors, administrators, successors, and assigns. No third party shall have the benefit of any of the provisions of this Assignment nor is this Assignment made with the intent that any person or entity other than Assignor or Assignee rely hereon. If Assignor or Assignee resorts to a court of law or equity in order to enforce the provisions of this Assignment as against the other, the non-prevailing party shall pay the reasonable attorneys' fees and expenses of the prevailing party. No modification, waiver, amendment, discharge or change of this Assignment shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought. This Assignment shall be construed and enforced in accordance with the laws of the State of Delaware. This Assignment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.



                            [Signature Page Follows]

     IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.


ASSIGNOR:                        THOR URBAN OPERATING FUND, L.P., a
                                 Delaware limited partnership, its sole member

                                 By: Thor Operating Fund L.L.C., a Delaware
                                     limited liability company, its general
                                     partner


                                     By:_______________________________________
                                     Joseph J. Sitt, sole member



ASSIGNEE:                        GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a
                                 Delaware limited partnership

                                 By: Glimcher Properties Corporation, a Delaware
                                     corporation, sole general partner


                                     By:_____________________________________

                                     Name:___________________________________

                                     Title:__________________________________

                                    EXHIBIT H
                                    ---------

                       FORM OF TENANT NOTIFICATION LETTER
                       ----------------------------------


                               _____________, 2007


To the Tenants of Merritt Square Mall, Merritt Island, Florida

     Re: TENANT NOTICE LETTER SALE OF
         MERRITT SQUARE MALL, MERRITT ISLAND, FLORIDA
         --------------------------------------------

Dear Ladies and Gentlemen:

     This notice is delivered to advise you that on , 200__ all of the membership interests in Thor MS, LLC and Thor Merritt Square LLC, the owners of the above-referenced property were sold and assigned by Thor Urban Operating Fund, L.P. to _____________________ (the "Purchaser"). Accordingly, you are hereby authorized and directed to make all future payments under the lease to Company and to address any and all notices and other communications to the landlord under or in connection with your lease to the Company or the Company's property manager at the following address: [ARE RENT PAYMENTS PAID TO CASH MANAGEMENT AGREEMENT BANK?]

     Furthermore, please notify the insurance carrier(s) providing insurance required under your lease of the foregoing and have the [Property Manager] added as additional insureds.

     If you have any questions regarding any of this information, please contact ___________ at ______________________.

                              Very truly yours,

                              THOR URBAN OPERATING FUND, L.P., a
                              Delaware limited partnership, its sole member

                              By: Thor Operating Fund L.L.C., a Delaware
                                  limited liability company, its general partner


                              By:_______________________________
                              Joseph J. Sitt, sole member

                                    EXHIBIT I
                                    ---------

                RECERTIFICATION OF REPRESENTATIONS AND WARRANTIES
                -------------------------------------------------


The undersigned hereby certifies that each of the representations and warranties made by it in that certain Membership Interest Purchase and Sale Agreement dated __________ ___, 2007 by and between the undersigned and ________________________
are true, correct and complete in all material respects as of the date hereof except _________________________________________________________________________
_______________________________________________________________________________.

Dated ________________, 2007.


                                  THOR URBAN OPERATING FUND, L.P., a
                                  Delaware limited partnership, its sole member

                                  By: Thor Operating Fund L.L.C., a Delaware
                                      limited liability company, its general
                                      partner


                                  By:_____________________________________
                                  Joseph J. Sitt, sole member

                                    EXHIBIT J
                                    ---------

                 Disclosure of Lease Matters/Pending Commissions
                 -----------------------------------------------


-    Tenant approval for improvements to Lids and Zumies still outstanding.

- Landlord required work for Unique Boutique not yet completed as required under lease.

- JC Penney interior and exterior painting not yet completed in accordance with the lease.

-    Repairs to roof and drain of Radio Shack currently underway.